                                                                     EXHIBIT 2.3




                          PURCHASE AND SALE AGREEMENT

                                    BETWEEN

                             Century Plaza Company
                         an Alabama general partnership

                                      and

                            Century Plaza L.L.C.,
                     a Delaware limited liability company

March 22, 1997

                               TABLE OF CONTENTS

                                                                                                    Page
                                                                                                    ----
ARTICLE I           Definitions
         1.1        Definitions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         1.2        References  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9

ARTICLE II          Sale and Purchase
         2.1        Purchase and Sale Contract  . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         2.2        Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         2.3        Assumption of Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . .   10

ARTICLE III         Title Insurance and Survey
         3.1        Delivery of Title Commitment, Lien Searches and Survey  . . . . . . . . . . . .   11
         3.2        Title Defects   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         3.3        Purchaser's Options Upon Failure to Cure  . . . . . . . . . . . . . . . . . . .   12
         3.4        Reinsurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         3.5        Defects After Inspection Period   . . . . . . . . . . . . . . . . . . . . . . .   12

ARTICLE IV          Access
         4.1        Inspection Period   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         4.2        Inspection of the Property  . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         4.3        Financial Statements.   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         4.4        Books and Records.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         4.5        Deleted.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         4.6        Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

ARTICLE V           Costs and Expenses
         5.1        Title and Survey Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         5.2        Escrow Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         5.3        Other Costs   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

ARTICLE VI          Closing
         6.1        Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         6.2        Seller Closing Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         6.3        Purchaser Closing Documents   . . . . . . . . . . . . . . . . . . . . . . . . .   18
         6.4        Joint Deliveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19

ARTICLE VII         Prorations and Adjustments
         7.1        Prorations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         7.2        Items to be Prorated  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         7.3        Installment Payment of Assessments  . . . . . . . . . . . . . . . . . . . . . .   20
         7.4        Rent Receivables  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         7.5        Proration of Adjustable Tenant Charges  . . . . . . . . . . . . . . . . . . . .   22
         7.6        Proration of Sales Based Tenant Charges   . . . . . . . . . . . . . . . . . . .   22





                                      -i-
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
         7.7        Application of Rent Receipts  . . . . . . . . . . . . . . . . . . . . .   22
         7.8        Security and Utility Deposits   . . . . . . . . . . . . . . . . . . . .   23
         7.9        Collection of Rents   . . . . . . . . . . . . . . . . . . . . . . . . .   23
         7.10       Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         7.11       The Indemnification Buffer Does Not Apply   . . . . . . . . . . . . . .   24

ARTICLE VIII        Representations and Warranties
         8.1        Seller's Representations and Warranties   . . . . . . . . . . . . . . .   24
         8.2        Purchaser Representations and Warranties  . . . . . . . . . . . . . . .   31

ARTICLE IX          Conditions to Closing
         9.1        Conditions to Seller's Obligations  . . . . . . . . . . . . . . . . . .   32
         9.2        Conditions to Purchaser's Obligations   . . . . . . . . . . . . . . . .   32

ARTICLE X           Additional Covenants
         10.1       Conduct of Business Pending Closing   . . . . . . . . . . . . . . . . .   33
         10.2       Supplemental Disclosure   . . . . . . . . . . . . . . . . . . . . . . .   34
         10.3       Estoppel Certificates   . . . . . . . . . . . . . . . . . . . . . . . .   34
         10.4       Contract Party Consents   . . . . . . . . . . . . . . . . . . . . . . .   35
         10.5       Employment and Labor Matters  . . . . . . . . . . . . . . . . . . . . .   35
         10.6       Record Retention  . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         10.7       Publicity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         10.8       Assistance Following Closing  . . . . . . . . . . . . . . . . . . . . .   35
         10.9       Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         10.10      Transfers to Seller   . . . . . . . . . . . . . . . . . . . . . . . . .   36

ARTICLE XI          Indemnification
         11.1       Indemnification by Seller   . . . . . . . . . . . . . . . . . . . . . .   36
         11.2       Indemnification by Purchaser  . . . . . . . . . . . . . . . . . . . . .   36
         11.3       Indemnification Procedure   . . . . . . . . . . . . . . . . . . . . . .   37
         11.4       Indemnification Procedure; Other Claims   . . . . . . . . . . . . . . .   38
         11.5       Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         11.6       Indemnification Buffer  . . . . . . . . . . . . . . . . . . . . . . . .   38

ARTICLE XII         Condemnation and Destruction
         12.1       Casualty or Condemnation in General   . . . . . . . . . . . . . . . . .   38
         12.2       Adjustment of Claims and Condemnation Proceedings   . . . . . . . . . .   39

ARTICLE XIII        Miscellaneous
         13.1       Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         13.2       Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         13.3       Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         13.4       Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         13.5       Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         13.6       Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . .   41
         13.7       Third Party Beneficiaries   . . . . . . . . . . . . . . . . . . . . . .   41





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
         13.8       Partial Invalidity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         13.9       Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         13.10      Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         13.11      Headings; Exhibits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         13.12      Gender and Number   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         13.13      Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         13.14      Costs of Enforcement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         13.15      Time of the Essence   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42

ARTICLE XIV         Earnest Money
         14.1       Earnest Money Returned in Full to Purchaser   . . . . . . . . . . . . . . . . .   42
         14.2       Earnest Money Paid Over in Full to Seller   . . . . . . . . . . . . . . . . . .   42

ARTICLE XV          Tax Free Exchange
         15.1       1031 Exchange   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43



                          PURCHASE AND SALE AGREEMENT

         THIS PURCHASE AND SALE AGREEMENT is dated as of March 22, 1997, by and between CENTURY PLAZA COMPANY, an Alabama general partnership ("Seller"), having a mailing address of 241 Century Plaza, Birmingham, Alabama 35210, and CENTURY PLAZA L.L.C., a Delaware limited liability company ("Purchaser"), having a mailing address of 55 West Monroe Street, Suite 3100, Chicago, Illinois 60603.

                                R E C I T A L S

         WHEREAS, Seller is the owner of the that certain shopping center known as Century Plaza located in the City of Birmingham, County of Jefferson, State of Alabama; and

         WHEREAS, Seller desires to sell to Purchaser substantially all of its property, both real and personal, which is related to such mall, and Purchaser desires to purchase such property, upon the terms and subject to the conditions contained herein.

         NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I
                                  Definitions

         1.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

         "ADA" shall mean the Americans With Disabilities Act of 1990, as amended.

         "ADJUSTABLE TENANT CHARGES" shall mean common or mall area maintenance (exterior and interior) charges, real estate taxes and assessments, property insurance charges, water and sewer charges, and HVAC charges to the extent denominated as such in the Leases and the DOA.

         "ADVERTISING AND PROMOTIONAL CONTRIBUTIONS" shall mean any and all dues, fees, or charges payable by Tenants pursuant to their leases to any merchants association or media or advertising fund.

         "AFFILIATE" shall mean a Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with the Person specified.

         "AGREEMENT" shall mean this Purchase and Sale Agreement, as amended or modified from time to time hereafter in accordance with the terms hereof.

         "ANCHOR" shall mean each Person identified in SCHEDULE 1.1-1.

         "APPLICABLE CLOSING FISCAL PERIOD" shall mean, with respect to any item which is prorated under Article VII, the calendar year (or other fiscal period for which such item is determined or assessed) during which the Closing Date occurs.

         "ASSIGNED RECEIVABLE" shall have the meaning set forth in Section
7.4(a).

         "ASSUMED LIABILITIES" shall have the meaning set forth in Section
2.3(a).

         "BARBER GROUND LEASE" shall mean that certain Lease Agreement dated September 27, 1972 between Julia W. Barber and George W. Barber, Jr., as Trustees of the George W. Barber, Jr. Trust No. 4 U/T/A dated January 2, 1952, as Lessor, and George W. Barber, Jr., as Lessee.

         "BARBER PARCEL" shall mean that certain parcel of real estate leased to Seller pursuant to the Barber Ground Lease.

         "BOOKS AND RECORDS" shall mean all records, books of account and papers of Seller which pertain to the construction, ownership and operations of the Property, including without limitation, architect's drawings, blue prints and as-built plans, maintenance logs, copies of warranties and guaranties, licenses and permits, instruction books, employee manuals, records and correspondence relating to insurance claims, copies of guarantees and warranties, financial statements, operating budgets, paper and electronic media copies of data and other information relating to the Property available from personal computers including copies of all accounting records (in both paper and electronic data, ASCII comma delimited format) required to properly compute the prorations described in this Agreement, structural, mechanical, geotechnical or other engineering studies, soil test reports, environmental reports, feasibility studies, appraisals, ADA surveys or reports, OSHA asbestos surveys, marketing studies, mall documents and compilations, lease summaries and originals and/or copies of Leases, the DOA and the Contracts and correspondence related thereto.

         "CASUALTY" shall mean any damage to or destruction of the Property or any portion thereof caused by fire or other casualty, whether or not insured.

         "CLOSED RECEIVABLES" shall have the meaning set forth in Section
7.4(a).

         "CLOSING" shall have the meaning set forth in Section 6.1.

         "CLOSING DATE" shall have the meaning set forth in Section 6.1.

         "CLOSING DOCUMENTS" shall mean the Seller Closing Documents and Purchaser Closing Documents, collectively.

         "CLOSING ESCROW AGREEMENT" shall mean the escrow agreement for deposit of the Closing Documents by and among Seller, Buyer and Escrow Agent, in the form of EXHIBIT C attached hereto.

         "COLLECTION RECEIVABLES" shall have the meaning set forth in Section 7.4(d).

         "CODE" shall mean the Internal Revenue Code of 1986, as amended.

         "CONTRACT PARTY CONSENTS" shall have the meaning set forth in Section 10.4.

         "CONTRACTS" shall mean the service, maintenance and other contracts and concessions that are currently in effect and to which Seller is a party respecting the use, maintenance, development, sale or operation of the Property or any portion thereof (but excluding this Agreement, the Leases, and the Permitted Exceptions) which are listed on SCHEDULE 8.1(h), together with any additions thereto, modifications thereof or substitutions therefor hereafter entered into in accordance with the provisions of this Agreement.

         "DEFECT" shall mean any Lien, encumbrance, easement, agreement, restriction, proceeding, lis pendens, notice, encroachment or exception to title, or the lack of any coverage or endorsement referred to in the definition of "Title Policy" hereinafter set forth which Purchaser will require and which was not included in the Title Commitment, that in Purchaser's sole opinion adversely affects the title to or use of the Property.

         "DISAPPROVAL NOTICE" shall have the meaning set forth in Section 3.2.

         "DOA" shall mean that certain Development and Operating Agreement dated November 20, 1972 between George W. Barber, Jr., individually, George W. Barber, Jr., Trustee and Julia W. Barber, Trustee under Instrument of Trust dated January 2, 1952 and known as "George W. Barber, Jr., Trust #4", the predecessor-in-interest to Seller and Sears.

         "EARNEST MONEY" shall have the meaning set forth in Section 2.2(a).

         "EARNEST MONEY ESCROW" shall have the meaning set forth in Section 2.2(a).

         "ESCROW AGENT" shall mean Land Title Company, 600 20th Street North, Birmingham, Alabama 35203, approved attorney or approved special counsel for Chicago Title Insurance Company.

         "ENVIRONMENTAL LAWS" shall mean all federal, state and local statutes, ordinances, codes, rules, regulations, guidelines, orders and decrees regulating, relating to or imposing liability or standards concerning or in connection with Hazardous Materials, Underground Storage Tanks or the protection of human health or the environment, as any of the same may be amended from time to time, including but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C.
Section 9601 et. seq., as amended by the Superfund Amendments and Reauthorization Act or any equivalent state or local laws or ordinances; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984, or any equivalent state or local laws or ordinances; the Federal Insecticide, Fungicide, and Rodenticide Act ("FIFRA"), 7 U.S.C. Section 136 et. seq. or any equivalent state or local laws or ordinances; the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.); the Emergency Planning and Community Right-to-Know Act ("EPCRA"), 42 U.S.C. Section 11001 et. seq. or any equivalent state or local laws or ordinances; the Toxic Substance Control Act ("TSCA"), 15 U.S.C. Section 2601 et. seq. or any equivalent state or local laws or ordinances; the Atomic

Energy Act, 42 U.S.C. Section 2011 et. seq., or any equivalent state or local laws or ordinances; the Clean Water Act (the "Clean Water Act"), 33 U.S.C.
Section 1251 et. seq. or any equivalent state or local laws or ordinances; the Clean Air Act (the "Clean Air Act"), 42 U.S.C. Section 7401 et seq. or any equivalent state or local laws or ordinances; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq. or any equivalent state or local laws or ordinances.

         "ESTOPPELS" shall mean the estoppel certificates to be obtained pursuant to Section 10.3.

         "EXECUTION DATE" shall mean the date of this Agreement, which shall be the date that this Agreement, duly executed by Seller, is received and counter-executed by Purchaser.

         "FINANCIAL STATEMENTS" shall have the meaning set forth in Section
4.3.

         "FIXED AND OTHER TENANT CHARGES" shall mean Rents other than Adjustable Tenant Charges, Sales Based Tenant Charges and Advertising and Promotional Contributions.

         "FIXED AND OTHER TENANT CHARGE ARREARAGES" shall mean Fixed and Other Tenant Charges due and payable prior to but unpaid as of the Closing Date.

         "GAAS" shall mean Generally Accepted Auditing Standards as promulgated by the Auditing Standards Division of the American Institute of Certified Public Accountants from time to time.

         "HAZARDOUS MATERIALS" shall mean any substance, material, waste, gas or particulate matter which, as of the Closing Date (i) is classified as a "hazardous substance" under CERCLA, or otherwise regulated by the United States Government, the State of Alabama or any local governmental authority, or (ii) the exposure to, or manufacture, possession, presence, use generation, storage, transportation, treatment, release, disposal, abatement, cleanup, removal, remediation or handling of is prohibited, controlled or regulated by any Environmental Law, or (iii) requires investigation or remediation under any Environmental Law or common law, or (iv) deleted (v) deleted (vi) deleted.
Such term includes, without limitation, any material or substance which is, as of the Closing Date (1) defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste" or any like or similar term under any applicable Environmental Law; (2) oil and petroleum products; (3) asbestos or asbestos-containing material as defined in the regulations of the Occupational Safety and Health Administration at 29 C.F.R. Section 1910.1001; (4) polychlorinated biphenyls; (5) radioactive material; (6) designated as a "toxic pollutant" or a "hazardous substance" pursuant to Sections 307 or 311 of the Clean Water Act; (7) defined as a "hazardous waste" pursuant to Section 1004 of RCRA; (8) defined as a "hazardous substance" pursuant to Section 101 of CERCLA; (9) designated as a "hazardous chemical" substance or mixture pursuant to TSCA; (10) designated as an "extremely hazardous" substance under Section 302 of EPCRA; (11) designated as a "priority pollutant" or "hazardous air pollutant" pursuant to the Clean Air Act; (12) designated as a hazardous chemical under the Occupational Safety and Health Act; (13) radon gas or other radioactive source material, including special nuclear material, and byproduct materials regulated under the Atomic Energy Act, 42 U.S.C. Section 2011 et. seq.; (14) subject to regulation under FIFRA; (15) natural gas, natural gas liquids, liquefied natural gas, and synthetic gas usable for fuel; or (16) infectious wastes or materials and pathogenic bacteria or other pathogenic microbial agents.

         "IMPROVEMENTS" shall mean improvements, structures, fixtures, facilities, installations, machinery and equipment, in, on, over or under the Land, including but not limited to the foundations and footings therefor, elevators, plumbing, air conditioning, heating, ventilating, mechanical, electrical and utility systems (except to the extent owned by a utility company), signs and light fixtures (except to the extent of trade fixtures and other items of personalty and equipment owned by tenants under the Leases), doors, windows, fences, parking lots, walks and walkways and each and every other type of physical improvement to the extent owned, in whole or in part, by Seller, located at, on or affixed to the Land, to the full extent such items constitute or are or can or may be construed as realty under the laws of the State of Alabama.

         "INDEMNIFIED PARTY" shall have the meaning set forth in Section 11.3.

         "INDEMNIFIED PURCHASER PERSONS" shall have the meaning set forth in
Section 11.1.

         "INDEMNIFIED SELLER PERSONS" shall have the meaning set forth in
Section 11.2.

         "INDEMNIFYING PARTY" shall have the meaning set forth in Section 11.3.

         "INSPECTION PERIOD" shall have the meaning set forth in Section 4.1 hereof.

         "LAND" shall mean those certain parcels of real estate described on EXHIBIT A.

         "LEASES" shall mean those leases, tenancies, concessions, licenses and occupancy agreements currently in effect and to which Seller or any of its predecessors in title is a party affecting or relating to the Property which are listed on SCHEDULE 8.1(f), together with any additions thereto, modifications thereof or substitutions therefor hereafter entered into in accordance with the provisions of this Agreement.

         "LIENS" shall mean any liens, security interests, judgments or charges that encumber any part of the Land, the Improvements, or the Personal Property owned by Seller, including, but not limited to, mortgages, deeds of trust, mechanics, materialmen, judicial, tax or governmental liens, pledges, options, rights of first offer or first refusal or other similar items.

         "LIEN SEARCHES" shall mean a search report by an independent search firm acceptable to Purchaser of the Secretary of State records, county recorder records, local court records (federal, state, county and municipal) and such other official public records with respect to the Property that would disclose the presence of any Liens, bankruptcy proceedings, lis pendens or other matters affecting the Property or Seller.

         "LITIGATION RECEIVABLES" shall have the meaning set forth in Section 7.4(a).

         "LOSSES" shall mean with respect to any obligation to indemnify Seller, the Indemnified Seller Persons, Purchaser or the Indemnified Purchaser Persons, any and all claims, actions, suits, demands, losses, damages, liabilities, obligations, judgments, settlements, awards, penalties, costs or expenses, including, without limitation, reasonable attorneys' fees and expenses.

         "MISSING TENANTS" shall have the meaning set forth in Section 10.3.

         "PARTY" shall mean a party to the DOA or a Contract (or the successor or assignee thereof) or a party to a Lease (or the successor or assignee thereof), in each case other than Seller.

         "PERMITTED EXCEPTIONS" shall mean the exceptions to title to the Property listed on EXHIBIT D attached hereto and made a part hereof.

         "PERSON" shall mean any individual, corporation, partnership, limited liability company, governmental unit or agency, trust, estate or other entity of any type.

         "PERSONALTY" shall mean all of the personal property, both tangible and intangible, owned by Seller and located in or upon or used in connection with the operation and maintenance of the Property, including without limitation fixtures; machinery; equipment; building supplies and materials; consumables; inventories; names, logos, trademarks, trade names and copyrights; all assignable licenses, permits and certificates of occupancy; all assignable guarantees or warranties (including performance bonds obtained by, or for the benefit of, Seller, pertaining to the ownership, construction or development of the Real Property or any part thereof); the Books and Records; computer and peripheral equipment; computer software and data contained in hard drives and on diskette; advertising materials; and telephone exchange numbers. Without limiting the foregoing, "Personalty" shall include the property listed on
SCHEDULE 1.1-2. Personalty shall not include: (i) personal items belonging to Tenants or to employees of Seller; (ii) the rights of Seller in and to the Leases, the Contracts and the cash and the cash accounts of Seller (including any cash or cash accounts constituting the Security Deposits); (iii) any items specifically set forth on SCHEDULE 1.1-2 as excluded from Personalty; or (iv) the computer software products known as Novell and CenterSoft, together with that certain Gateway PS-90 computer, Serial #3396235, on which the aforementioned software is loaded (provided that a copy of the data prepared using such software, in ASCII comma delimited format, shall be included in Personalty).

         "PROMOTIONAL ASSOCIATION" shall have the meaning set forth in Section 8.1(k).

         "PROPERTY" shall mean (a) the Real Property, (b) the Personalty, (c) the rights and interests of Seller or any of Seller's predecessors-in-interest in, to and under all Leases, (d) the rights and interests of Seller or any of Seller's predecessors-in-interest in, to and under the DOA, and (e) the rights and interests of Seller in, to and under the Contracts to the extent assignable.

         "PURCHASER CLOSING DOCUMENTS" shall have the meaning set forth in
Section 6.3.

         "PURCHASE PRICE" shall have the meaning set forth in Section 2.2.

         "REAL PROPERTY" shall mean the Land and the Improvements, together with all of the estate, right, title and interest of Seller therein, and in and to (a) any land lying in the beds of any streets, roads or avenues, open or proposed, public or private, in front of or adjoining the Land to the center lines thereof, and in and to any awards to be made in lieu thereof and in and to any unpaid awards for damage to the foregoing by reason of the change of grade of any such streets, roads or avenues; and (b) all easements, rights, licenses, privileges, rights-of-way, strips and gores, hereditaments and such other real property rights and interests appurtenant to the foregoing, including, without limitation, all rights of Seller under the DOA.

         "RECONCILIATIONS" shall have the meaning set forth in Section 7.5.

         "REGULATIONS" shall mean the final, temporary or proposed Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

         "RECEIVABLES LIST" shall have the meaning set forth in Section 7.4(a).

         "RENT ROLL" shall have the meaning set forth in Section 8.1(e).

         "RENTS" shall mean fixed, minimum, additional, percentage and overage rents, common area maintenance charges, advertising and promotional fees, insurance charges, rubbish removal charges, sprinkler charges, shoppers aid charges, water charges, utility charges, HVAC charges, amounts payable with respect to real estate and other taxes, and other amounts payable by any Party under the Leases and the DOA.

         "SALES BASED TENANT CHARGES" shall mean Rents consisting of overage or percentage rent.

         "SEARS" shall mean Sears, Roebuck and Company.

         "SECURITY DEPOSITS" shall have the meaning set forth in Section 7.8.

         "SELLER CLOSING DOCUMENTS" shall have the meaning set forth in Section 6.2.

         "SELLER'S LIABILITIES" shall have the meaning set forth in Section 2.3(b).

         "SUBSTANTIAL CASUALTY" or "SUBSTANTIAL TAKING" shall mean a Casualty or Taking, as the case may be, where:

                 (a) the condemnation award, or the proceeds payable under the applicable policy or policies of casualty insurance maintained by Seller, are insufficient by more than $100,000 to fully repair the damage caused by such Casualty or Taking, unless Seller shall (at its sole option and without any obligation to do so) grant to Purchaser a credit equal to such deficiency; or

                 (b) an Anchor or Sears shall, by reason of such Casualty or Taking, either terminate its Lease or its obligations under the DOA, or cease operating at the Property (other than temporarily due to such damage and destruction, remodeling, renovation or any similar cause), or cease operating at the Property under the name under which it was operating immediately prior to such Taking or Casualty (as permitted by the provisions of such Lease or DOA) or have the right to do any of the foregoing (unless such right shall have expired or been waived); or

                 (c) the estimated time for repair or restoration shall exceed three (3) months; or

                 (d) in the case of a Taking, a taking with respect to such portion of the Real Property as, when so taken would, in the reasonable opinion of Purchaser, leave remaining a balance of the Real Property, which, due either to the area taken or the location of the part taken would not, under applicable zoning laws, building regulations and economic conditions then prevailing or otherwise, readily accommodate a new or restructured building or buildings of a type and size generally similar to the building or buildings existing on the date hereof, or would result in inadequate parking or lack of reasonable access to public roads.

         "SURVEY" shall mean an Urban ALTA/ACSM Land Title Survey of the Property which shall: be made by a surveyor licensed or registered in the State where the Real Property is located; be made in compliance with and meeting the accuracy standards under the "Minimum Standard Detail Requirements for ALTA/ACSM Land Surveys" jointly established by the American Land Title Association and American Congress on Surveying and Mapping then in effect and containing Table A Optional Survey Responsibilities and Specifications 1, 2, 3, 4, 6, 7(a), 7(b)(1), 8, 9, 10, and 11; show the boundaries of each of the Land parcels; disclose whether or not the Land comprises a single parcel of land with no strips, gores or gaps within its boundaries; disclose any encroachments of any Improvements located primarily on the Land onto adjoining premises and public ways (and whether or not a valid easement for the benefit of the Real Property exists and is in place with respect to each such encroachment) or onto or over setback or building lines located on the Real Property or of improvements located primarily on adjoining premises onto any portion of the Land (and whether or not a valid easement for the benefit of the adjoining premises shall exist and be in place with respect to each such encroachment); locate all easements created by recorded instruments (to the extent plottable) or visible on the Real Property and disclose any encroachment by any of the Improvements, or any other structures located on the Land, in violation of any such easements; contain a legal description of the Land; show the location of any adjacent public streets, disclosing access, if any, to the Land therefrom; show building line(s) and side yard line(s), if any; show the configuration and number of parking spaces on the Land; show the area of the Land; state whether the Land is located in an area designated by HUD as having special flood risks; show significant observations visible on the surface to the naked eye which are not otherwise disclosed; show the location and height of the highest point of each structure located on the Real Property; and contain a certificate of the surveyor attesting to the accuracy of the Survey and its conformity to the requirements of the aforesaid Minimum Standard Detail Requirements, which certificate shall be directed to Seller, Purchaser and the Title Company, and to such other persons having an interest in the Property which Purchaser may designate.

         "SURVIVAL TERMINATION DATE" shall have the meaning set forth in
Section 13.1.

         "TAKING" shall mean a taking of all or any portion of the Real Property in condemnation or by exercise of the power of eminent domain or by an agreement in lieu thereof.

         "TENANT ESTOPPEL" shall have the meaning set forth in Section 10.3.

         "TENANTS" shall mean tenants, concessionaires, licensees and/or occupants under the Leases.

         "THIRD PARTY CLAIM" shall have the meaning set forth in Section 11.3.

         "TITLE COMMITMENT" shall mean a commitment for title insurance issued by the Title Company to Purchaser providing for the issuance at the Closing to Purchaser of the Title Policy, which commitment must disclose Seller as the owner of fee simple interest in the Real Property and shall disclose and shall have attached to it (or there shall be delivered by Seller to Purchaser) copies of all documents underlying all exceptions to title and all encumbrances on and other matters of record affecting the Real Property, and which commitment shall include forms of all endorsements to be a part of the Title Policy.

         "TITLE COMPANY" shall mean Chicago Title Insurance Company.

         "TITLE POLICY" shall mean an ALTA Form B-1970 Owner's Policy of Title Insurance issued by Title Company, dated the date and time of Closing and with policy coverage in the amount of the Purchase Price, insuring Purchaser as owner of good, marketable and indefeasible fee title to the Property, subject only to the Permitted Exceptions, and affirmatively insuring as a part of Schedule A to such Title Policy Purchaser's rights under the DOA or other appurtenant easements that benefit the Real Property and containing the following endorsements: an extended coverage endorsement over the general exceptions contained in the policy, an endorsement insuring against loss of title to the Property or the inability of the owner of the Property to maintain the Improvements now located on the Property by reason of a violation of a covenant, condition or restriction of record affecting the Property, a location endorsement insuring the accuracy of the Survey, an endorsement insuring legal access to the Property from each of the streets bordering on the Property, and insuring that all such streets are dedicated public streets, a contiguity endorsement, a zoning 3.1 endorsement including coverage over parking, and a tax parcel endorsement.

         "TRANSACTIONS" shall mean the transactions contemplated by this Agreement.

         "UNDERGROUND STORAGE TANKS" shall mean Underground Storage Tanks as defined in Section 9001 of RCRA and as used herein, such term shall also include (i) any farm or residential tank of 1,100 gallons or less capacity used for storing motor fuel for noncommercial purposes, (ii) any tank used for storing heating oil for consumption on the premises where stored, (iii) any septic tank and (iv) any pipes connected to any of the items described in clauses (i) through (iii).

         "UPDATED RECEIVABLES" shall have the meaning set forth in Section
7.4(a).

         1.2 References. All references in this Agreement to particular sections or articles shall, unless expressly otherwise provided, or unless the context otherwise requires, be deemed to refer to the specific sections or articles in this Agreement, and any references to "Exhibit" shall, unless otherwise specified, refer to one of the exhibits annexed hereto and, by such reference, be made a part hereof. The words "herein", "hereof", "hereunder", "hereinafter", "hereinabove" and other words of similar import refer to this Agreement as a whole and not to any particular section, subsection or article hereof.

                                   ARTICLE II
                               Sale and Purchase

         2.1 Purchase and Sale Contract. Upon the terms and subject to the conditions contained herein, at the Closing, Seller shall sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase from Seller, all of Seller's right, title and interest in and to the Property, free and clear of all Liens other than the Permitted Exceptions.

         2.2 Purchase Price. The purchase price for the Property (the "PURCHASE PRICE") shall be Thirty Two Million Dollars ($32,000,000) payable as follows:

                 (a) On the date upon which both parties have received a fully-executed counterpart of this Agreement and the escrow agreement referred to below, Purchaser shall deposit with the Escrow Agent the sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) (the "EARNEST MONEY") to be held as an earnest money deposit pursuant to the escrow agreement in the form of EXHIBIT B attached hereto and made a part hereof (the "EARNEST MONEY ESCROW"). All funds deposited in the Earnest Money Escrow shall be invested in interest- bearing or money-market accounts. Upon and subject to the occurrence of the Closing, all funds on deposit in the Earnest Money Escrow shall be transferred to Seller, such amount to be applied in partial payment of the Cash Payment. The parties shall issue instructions to the Escrow Agent to effectuate the provisions of this Section 2.2(a). The provisions of this
Section 2.2(a) shall survive the termination of this Agreement, however caused.

                 (b) The balance of the Purchase Price, less the aggregate amount of the Earnest Money, plus or minus applicable prorations described below, shall be deposited by Purchaser in escrow under the terms of the Closing Escrow Agreement in immediate, same-day federal funds (all or any part of which may be the proceeds of a loan) wired for credit into such account as Escrow Agent may designate on the Closing Date.

                 (c) The Purchase Price shall, for purposes of the Code, be allocated as set forth on Schedule 2.2(a).

         2.3     Assumption of Liabilities.

                 (a) At the Closing, Purchaser shall assume (i) the liabilities and obligations of Seller arising from and after the Closing Date under or in respect of the Leases (including any obligation to refund any Security Deposits), the DOA and the assignable Contracts (with the liability of Purchaser being limited to the same extent, if any, as Seller's liability is limited thereunder) but only to the extent such liabilities and obligations do not arise out of any transaction, event, circumstance, action, failure to act or occurrence of any sort or type which occurred, existed or was taken prior to the Closing Date and (ii) other liabilities and obligations herein described to the extent Purchaser has received proration credit therefor. All of the obligations to be assumed by Purchaser pursuant to this Section 2.3(a) are hereinafter referred to as the "ASSUMED LIABILITIES".

                 (b) Except as otherwise herein expressly provided, Purchaser is not assuming and shall not by virtue of the consummation of the Transactions be deemed to have assumed any liabilities or obligations of Seller, whether or not the same relate to the Property or were incurred in connection with the ownership, use, management or operation thereof by Seller or by its agents (collectively, "SELLER'S LIABILITIES"). Without limiting the foregoing, Seller's Liabilities shall include all federal, state and local taxes of whatever kind and nature (other than real estate taxes and assessments on real property for which Purchaser has received credit under Article VII), liabilities relating to any employees, employee benefit plans or collective bargaining agreements of Seller, including without limitation severance pay obligations, and liabilities or expenses relating to the claims disclosed on Schedule 8.1(w).


                                  ARTICLE III
                           Title Insurance and Survey

         3.1 Delivery of Title Commitment, Lien Searches and Survey. Within ten (10) days after the Execution Date, Seller, at Seller's sole cost and expense, shall cause the Title Company to deliver the Title Commitment to Purchaser. Within ten (10) days after the Execution Date, Seller, at Seller's sole cost and expense, shall deliver the Lien Searches to Purchaser. Within fifteen (15) days after the Execution Date, Seller, at Seller's sole cost and expense shall deliver the Survey to Purchaser.

         3.2 Title Defects. If the Title Commitment, the Lien Searches or the Survey, or any update of the Title Commitment, the Lien Searches or the Survey, at any time discloses exceptions to title or any Defects other than Permitted Exceptions, Purchaser shall so notify Seller in writing (a "DISAPPROVAL NOTICE") on or before the end of the Inspection Period. Unless Purchaser sends such a Disapproval Notice within such time period, Purchaser shall be deemed to have approved the Title Commitment, Lien Searches, and Survey. With respect to any Defects noted in a Disapproval Notice, Seller shall (a) cause any such Defects which are monetary liens of a fixed or ascertainable amount that may be removed by the payment of money, including, without limitation, judgment and mechanics' liens, to either be: (i) bonded and insured over, or (ii)removed at or prior to the Closing, and (b) notify Purchaser in writing within ten (10) days after receipt of the Disapproval Notice whether Seller will cause all or any of such other Defects to be removed or cured at or prior to Closing, and Seller shall be deemed to have elected to remove or cure all other Defects by Closing if Seller does not notify Purchaser to the contrary in writing within such ten (10) day period. If Seller elects not to remove or cure all Defects, Purchaser may elect, in its sole discretion,
(i) subject to satisfaction of the other conditions to Closing, to close the purchase of the Property, taking a deduction from the Purchase Price in the amount necessary to cure the monetary liens of a fixed or ascertainable amount that may be removed by the payment of money which Seller has not bonded and insured over, and to take title subject to the other Defects noted in the Disapproval Notice that Seller elects not to remove or cure, or (ii) to terminate this Agreement, in which event the Earnest Money and all interest accrued thereon shall be immediately returned to Purchaser. If Seller elects to cure or remove any Defect, then Seller thereafter shall be obligated to do so as long as this Agreement is in effect. Seller shall have thirty (30) days to remove or cure any Defect that it has elected to remove or cure (or deemed to have elected to remove or cure). The Closing Date shall be extended as necessary to permit the parties to exercise their respective rights and obligations pursuant to this Section 3.2.

         3.3 Purchaser's Options Upon Failure to Cure. If any Defect that Seller has elected to remove or cure (or deemed to have elected to remove or cure) has not been removed at least five (5) days prior to Closing (as may be extended pursuant to Section 3.2 hereof), or provision for its removal or cure by Closing has not been made to Purchaser's satisfaction, Purchaser may elect, in its sole discretion: (a) subject to satisfaction of the other conditions to Closing, to close the purchase of the Property, and take title subject to any Defects that have not been cured or removed at or before Closing and to deduct from the Purchase Price the amount of any definite or ascertainable lien constituting a Defect (provided that such election shall not release Seller from its obligation to cure or remove Defects after the Closing, which obligation shall survive the Closing); or (b) to terminate this Agreement, in which event the Earnest Money and all interest accrued thereon shall be immediately returned to Purchaser.

         3.4 Reinsurance. Seller shall cause the Title Company to agree to reinsure portions of the risk covered by its title insurance policies with reinsurance companies reasonably satisfactory to Purchaser under standard reinsurance agreements providing, at a minimum, for direct access and enforcement of rights by the insured party to and against the reinsurer.

         3.5 Defects After Inspection Period. If any updated Title Commitment or Survey discloses any Defect after the Inspection Period, Purchaser shall promptly deliver a Disapproval Notice to Seller and the rights and obligations of Seller and Purchaser shall be governed by Sections 3.2 and 3.3.


                                   ARTICLE IV
                                     Access

         4.1     Inspection Period.

                 (a) Purchaser shall have twenty (20) days from the Execution Date (the "INSPECTION PERIOD") to inspect the Property, conduct Purchaser's due diligence and review of the Property, the Financial Statements and the Books and Records, and to perform such tests, surveys, engineering studies, analyses, inspections and examinations as Purchaser, in Purchaser's sole and absolute discretion determines to be necessary.

                 (b) Notwithstanding anything to the contrary contained in this Agreement, the Inspection Period shall be extended, day- for-day, for each day that passes after the tenth (10th) day after the Execution Date in which Purchaser has not received the Financial Statements, the Survey, the Title Commitment or a copy of any matter of record reflected in the Title Commitment or access to the Books and Records.

         4.2     Inspection of the Property.

                 (a) From and after the Execution Date, Seller shall give Purchaser and its representatives and consultants access to and the right to inspect, test, survey and analyze the Property (including without limitation for purposes of conducting environmental testing). From and after the Execution Date until Closing and upon request by Purchaser, Seller timely shall provide

Purchaser with access to the Books and Records and such other material information and data with respect to the Property which is in Seller's possession, including without limitation copies of Leases, the DOA and the Contracts and such financial and other information as Purchaser reasonably requests. Subject to the provisions of Section 10.7 hereof, Purchaser may contact Parties as Purchaser deems appropriate in connection with its due diligence examination.

                 (b) Purchaser shall indemnify, defend and hold Seller harmless, from and against any Loss proximately caused by the exercise by Purchaser of its rights of access and inspection pursuant to the provisions of this Section 4.1. The indemnification obligations of Purchaser under this
Section 4.2(b) shall survive the Closing or termination of this Agreement.

         4.3     Financial Statements.   Within ten (10) days following the
Execution Date, Seller, at Seller's sole cost and expense, shall furnish Purchaser with unaudited annual financial statements for the Property consisting of an accrual profit and loss statement of actual results of operations and a balance sheet for the years ended December 31, 1992, 1993, 1994, 1995 and 1996 and the budgets for calendar years 1996 and 1997 (the "FINANCIAL STATEMENTS"). The Financial Statements shall be accompanied by a management representation letter signed by the Chief Financial Officer of Barber Dairies, Inc., an Alabama corporation, representing that the Financial Statements are correct.

         4.4 Books and Records. Within ten (10) days following the Execution Date, Seller, at Seller's sole cost and expense, shall deliver to Purchaser, or make available to Purchaser at Seller's office located on the Land, the Books and Records.

         4.5     Deleted.

         4.6     Termination.

                 (a) If Purchaser, in its sole and absolute discretion, determines that the results of its due diligence examination, including without limitation the results of any legal, factual, physical or other inquiry or investigation as to the physical condition, the suitability for intended use, the redevelopment potential, the value, or the income or sales or financing proceeds to be derived from the ownership, use, operation or disposition of the Property or any other matter related to the Property (other than with regard to title or survey matters) , are not satisfactory in any respect, Purchaser may terminate this Agreement upon written notice given to Seller on or before the expiration of the Inspection Period. In the event of termination of this Agreement pursuant to the terms of this Section, the Earnest Money and all interest accrued thereon shall be immediately returned to Purchaser. The parties hereto acknowledge that Purchaser may expend material sums of money in reliance on Seller's obligations under this Agreement in connection with negotiating and executing this Agreement and conducting inspections and investigations pursuant to this Article IV, that Purchaser would not have entered into this Agreement without the availability of the termination right contained herein and that, accordingly, adequate consideration exists for Seller's obligations hereunder before the expiration of the Inspection Period. In the event of such termination, this Agreement shall be null and void and all parties shall be released from all further rights and obligations under this Agreement (other than any right or obligation that expressly survives the termination of this Agreement). Notwithstanding anything to the contrary contained herein, as of the date hereof, Purchaser shall not be deemed to have approved any documents, materials or other information which have been furnished to Purchaser or its representatives prior to the date hereof or which are listed, described, set forth or referred to on the Schedules hereof. Purchaser may determine in its sole and absolute discretion the scope and nature of its due diligence examination.

                 (b) The foregoing to the contrary notwithstanding, in the event Purchaser terminates this Agreement because of a title or survey matter which Seller has cured, or has agreed to cure in a timely manner in accordance with the provisions of Article III of this Agreement, such termination shall be treated as a default of Purchaser, and the Earnest Money shall be delivered to Seller as liquidated damages in accordance with the provisions of Section 14.2.

                                   ARTICLE V
                               Costs and Expenses

         5.1 Title and Survey Costs. Title and Survey costs shall be paid as follows:

                 (a) Seller shall pay the cost of obtaining the Title Commitment and the Title Policy and the cost of recording any documents required to terminate the Ground Lease and release, cure or remove Defects;

                 (b)      Seller shall pay the cost of obtaining the Survey;

                 (c) Purchaser shall pay the cost of recording the deed or deeds conveying the land to Purchaser and any other documents, including without limitation the recording privilege tax payable with respect to the deed or deeds pursuant to ALA. CODE Section 40-22-1, which are in the amount of $0.50 per $500 or fraction thereof of value conveyed by said deed or deeds and the filing fees payable with respect to said deed or deeds pursuant to ALA. CODE Section 12-19-90.

                 (d)      Except with respect to those costs set forth in
Section 5.1(c) hereinabove, Seller shall be solely responsible for the payment of any real property transfer taxes, gains taxes levied or imposed upon Seller or the Property as a result of the transfers to Purchaser, sales taxes levied or imposed upon Seller or the Property as a result of the transfers to Purchaser, and other taxes, fees or charges imposed in connection with the conveyance of the Property or any portion thereof;

                 (e) Purchaser shall pay all filing fees and charges and any personal property sales taxes in connection with the transfer of the Personalty to Purchaser; and

                 (f)      Seller shall pay the costs of the Lien Search.

         5.2 Escrow Costs. The cost of the escrow created pursuant to the Earnest Money Escrow and the cost of the escrow created pursuant to the Closing Escrow Agreement, including, without limitation, any "New York Style" escrow fees, shall be divided equally between Seller and Purchaser.

         5.3 Other Costs. Seller shall pay any and all costs or expenses in connection with the termination of any Contracts to be terminated in accordance with the terms of this Agreement.

Purchaser and Seller shall each pay their respective legal fees incurred in connection with the drafting and negotiation of this Agreement and the Closing of the Transactions.


                                   ARTICLE VI
                                    Closing

         6.1 Closing. The closing of the Transactions (the "CLOSING") shall take place at the offices of Neal, Gerber & Eisenberg, Two North LaSalle Street, Chicago, Illinois 60602, in accordance with the terms of the Closing Escrow Agreement, and shall occur at a time and date mutually agreed to by the parties (the "CLOSING DATE"), provided, however, that anything in this Agreement to the contrary notwithstanding, in no event shall the Closing Date occur after May 30, 1997 unless an amendment to this Agreement shall be entered into by the parties to this Agreement, which Amendment shall set forth a new final date for the Closing. It is understood that Seller may send a representative to Chicago to attend the Closing and Purchaser agrees to use reasonable efforts to provide Seller in advance with any documents which must be executed by Seller.

         6.2 Seller Closing Documents. On or prior to the Closing Date, Seller shall deliver, or cause to be delivered, to Purchaser (either directly or under the terms of the Closing Escrow Agreement) the following documents (collectively, the "SELLER CLOSING DOCUMENTS"), duly executed by Seller and the other parties thereto (other than Purchaser) and in form and substance reasonably acceptable to Purchaser and to Seller unless the form thereof is attached hereto:

                 (a) Statutory Warranty Deed or deeds in proper statutory form for recording, so as to convey the entire fee simple estate of Seller in the Land and Improvements and all other items of Real Property to Purchaser.

                 (b) Assignment or assignments of all of Seller's right, title and interest under the Leases, all of which, to the extent the same relate to Leases or memoranda thereof which have been recorded in appropriate land records, shall be in form suitable for recording.

                 (c) Assignment of all of Seller's right, title and interest in the DOA with respect to the Property in form suitable for recording.

                 (d) Assignment of all of Seller's right, title and interest in and to the Contracts, to the extent assignable.

                 (e) Bills of Sale sufficient to transfer to Purchaser all of Seller's right, title and interest in and to the Personalty, it being understood that such Bills of Sale shall contain the following language:

         No representation or warranty, express or implied, is made regarding the physical condition or quality of any of the structures, fixtures, facilities, installations, machinery or equipment, in, on, over or under the real property conveyed herewith, or any property constituting a part of the Personalty, except for the warranty that Seller is the sole owner of such Personalty, free and clear of all liens and encumbrances, except as otherwise specifically set forth. SELLER MAKES NO WARRANTY OF MERCHANTABILITY, or quality or condition as to any such property or any item thereof, or as to the workmanship thereof or the absence of any defects therein, it being the express intention of Seller and Purchaser that the structures, fixtures, facilities, installations, machinery or equipment, in, on, over orunder the real property conveyed herewith are being conveyed to Purchaser in their present condition and state of repair, "AS IS" and " WHERE IS", with all faults.

                 (f) An affidavit of Seller stating its U.S. taxpayer identification number and that it is a "United States person", as defined by Sections 1445(f)(3) and 7701(b) of the Code.

                 (g) The Estoppels, or so many of the Estoppels as are required to satisfy the conditions of Section 10.3, provided Seller delivers at Closing a Tenant Estoppel executed by Seller for each Missing Tenant.

                 (h)      An updated Rent Roll in accordance with Section
8.1(e).

                 (i) Such certificates as Purchaser may reasonably request as to the authorization on the part of Seller of the execution, delivery and performance of this Agreement and the authority of the Persons executing and delivering this Agreement and the Seller Closing Documents on behalf of Seller.

                 (j) A written certificate executed on behalf of Seller and addressed to Purchaser to the effect that all of the representations and warranties of Seller herein contained in Section 8.1 are true and correct in all material respects as of the Closing Date (as supplemented in accordance with Section 10.2) with the same force and effect as though remade and repeated in full on and as of the Closing Date or stating the specific respects, if any, in which any of the representations and warranties is untrue.

                 (k) Written notices (i) to the Tenants advising them of the change of ownership and directing them to pay Rents and other charges under their respective Leases as directed by Purchaser; (ii) to Sears under the DOA, advising it of the change of ownership and directing Sears to pay all Rents and other charges under the DOA to Purchaser; and (iii) to each Party to each of the Contracts advising of the transfer and assignment of Seller's interest in the Contracts to Purchaser and directing that future inquiries be made directly to Purchaser.

                 (l)      A termination of the Barber Lease in recordable form.

                 (m) A copy of the partnership agreement of Seller, together with a certificate of a general partner of Seller, to the effect that the attached copy of the partnership agreement of Seller and amendments thereto is true, accurate and complete.

                 (n) Copies of the Articles of Organization of Barber Dairies, Inc., one of the general partners of Seller, and any amendments thereto, certified by the Alabama Secretary of State as of a date not more than ten (10) days prior to the Closing Date, together with a certificate of an officer of such general partner to the effect that the Articles of Organization thereof, as certified by the Secretary of State aforesaid, have not been further amended, revised, restated, canceled or rescinded up to and including the Closing Date and that the attached copy of the by-laws thereof and amendments thereto is true, accurate and complete.

                 (o) Certificate issued by the Alabama Secretary of State, dated not more than ten (10) days prior to the Closing Date, certifying the good standing of Barber Dairies, Inc.

                 (p) An opinion or opinions of counsel for Seller dated as of the Closing Date, in the form of EXHIBIT E attached hereto and otherwise in form and substance reasonably acceptable to Purchaser.

                 (q) Original, or copies certified by Seller as true and correct, of the Leases and the DOA, together with all Books and Records; it is understood by the parties that Seller shall deliver the original Leases and Contracts and all other Books and Records located at Seller's office located on the Land, but that otherwise Seller's obligation to deliver the Books and Records may be satisfied by the delivery of copies certified by Seller as true and correct in any case where Seller is required to retain originals.

                 (r) Keys and combinations to locked compartments within the Property.

                 (s) Schedule of Fixed and Other Tenant Charge Arrearages payable as of the Closing Date or a date not more than ten (10) days prior thereto by each Party which schedule shall set forth separately and certify the items of Rents with respect to which each such Party is in arrears, the amount of each item and the period of such arrearage.

                 (t)      The Contract Party Consents.

                 (u) Updated Lien Searches dated not more than ten days prior to the Closing Date.

                 (v) The instruments, documents or certificates as required by the Title Company to be executed or provided by Seller as a condition to the issuance of the Title Policy at the Closing pursuant to the Title Commitment.

                 (w) Any instruments, documents or certificates required to be executed by Seller with respect to any state, county or local transfer taxes applicable to the conveyance of the Property pursuant to this Agreement.

                 (x) Such other documents, instruments or agreements which Seller is required to deliver to Purchaser pursuant to the other provisions of this Agreement.

         Notwithstanding any provision to the contrary set forth elsewhere in this Agreement, if after the use of commercially reasonable efforts to do so Seller is unable to deliver to Purchaser at Closing the Contract Party Consents, or the Estoppels (or so many of the Estoppels as are required to satisfy the conditions of Section 10.3 together with the required number of Tenant Estoppels executed by Seller for the Missing Tenants, in each case with the Estoppels or Seller's Estoppels unmodified from the form approved by Purchaser pursuant to Section 10.3, or if modified, as approved by

Purchaser in Purchaser's sole discretion), Purchaser shall have the option, as Purchaser's sole and exclusive right and remedy either (i) to terminate this Agreement by giving written notice of such termination to Seller on or before the Closing or (ii) to complete Closing without the delivery of such item or items, and in the event Purchaser completes the Closing without the delivery of such item or items, Purchaser shall be deemed to have waived the requirement for the delivery of such item or items unless both parties agree, in writing, to continue seeking delivery of such missing item or items. If Purchaser shall terminate this Agreement pursuant to the provisions of this Section, this Agreement shall be null and void and no party shall have any further rights or obligations under this Agreement (other than any right or obligation that expressly survives the termination of this Agreement), and the Earnest Money and all interest accrued thereon shall immediately be returned to Purchaser.

         6.3 Purchaser Closing Documents. On or prior to the Closing Date, Purchaser shall deliver to Seller (either directly or under the terms of the Closing Escrow Agreement) the following documents (herein referred to collectively as the "PURCHASER CLOSING DOCUMENTS"), duly executed by an authorized officer on behalf of Purchaser and the other parties thereto (other than Seller) and in form and substance reasonably acceptable to Seller and to Purchaser unless the form thereof is attached hereto:

                 (a) An agreement or agreements, in recordable form, to the extent the same relates to recorded instruments, pursuant to which Purchaser assumes the Assumed Liabilities.

                 (b) A duly executed and acknowledged Certificate, certifying that the members of Purchaser have authorized the consummation of the Transactions.

                 (c) A certificate issued by the Secretary of State of Delaware dated not earlier than ten (10) days prior to the Closing Date certifying the good standing of Purchaser as of the date of such certificate.

                 (d)      deleted.

                 (e) A written certificate addressed to Seller to the effect that all of the representations and warranties of Purchaser contained in
Section 8.2 are true and correct in all material respects on and as of the Closing Date (as supplemented in accordance with Section 10.2) with the same force and effect as though remade and repeated in full on and as of the Closing Date (except for actions taken in accordance with or as contemplated by this Agreement and except for matters approved in writing or consented to in writing by Seller) or stating the specific respects, if any, in which any of the representations and warranties is untrue.

                 (f) Any instruments, documents or certificates required to be executed by Purchaser with respect to any state, county or local transfer taxes applicable to the conveyance of the Property pursuant to this Agreement.

                 (g) Such other documents, instruments or agreements which Purchaser may be required to deliver to Seller pursuant to the other provisions of this Agreement or which Seller reasonably may deem necessary or desirable to consummate the Transactions; provided, however, that any such other document, instrument or agreement which Seller reasonably deems necessary or desirable shall not impose upon Purchaser any obligation or liability other than an obligation or liability expressly imposed upon Purchaser pursuant to the terms of this Agreement or pursuant to the terms of the other Purchaser Closing Documents specified in this Section 6.3.

         6.4 Joint Deliveries. Seller and Purchaser shall jointly execute and deliver a Closing Statement with respect to the Transactions.


                                  ARTICLE VII
                           Prorations and Adjustments

         7.1 Prorations. Subject to the other provisions of this Article, the items pertaining to the Property that are identified in Sections 7.1, 7.2, and 7.3 of this Article shall be prorated between the parties on a per diem basis (employing the actual number of calendar days in the period involved and a 365-day year) so that credits and charges with respect to such items for all days preceding the Closing Date shall be allocated to Seller, and credits and charges with respect to such items for all days including and after the Closing
Date shall be allocated to Purchaser.   All expenses of the Property authorized
or instigated by Seller or Seller's employees or agents for a period prior to the Closing Date shall be paid by Seller, regardless of when the bill, statement or invoice for such expense is received, and all expenses of the Property relating to a period after the Closing Date shall be paid by Purchaser. This provision of Article VII shall survive the Closing.

         7.2 Items to be Prorated. The following items shall be prorated between Purchaser and Seller as of 11:59 pm on the day immediately preceding the Closing Date:

                 (a) real property taxes and assessments (or installments thereof) based on the most recent tax bills except those required to be paid directly to the entity imposing the same by those Tenants who are current in all of their Lease payment obligations on the Closing Date;

                 (b) water rents and charges, if any, except those required to be paid directly to the entity imposing the same by Tenants (who are current in all of their Lease payment obligations on the Closing Date);

                 (c) sewer taxes and rents, if any, except those required to be paid directly to the entity imposing the same by Tenants (who are current in all of their Lease payment obligations on the Closing Date);

                 (d) actually accrued interest, if any, required to be paid to a Party on Security Deposits;

                 (e)      deleted;

                 (f) annual permit, license and inspection fees, if any, on the basis of the fiscal year for which levied, if the rights with respect thereto continue for the benefit of Purchaser following the Closing;

                 (g) fuel oil and liquid propane gas, if any, at the cost per gallon or cubic foot most recently charged to Seller with respect to the Property, based on the supplier's measurements thereof, plus sales taxes thereon;

                 (h) deposits, if any, on account with any utility company servicing the Property;

                 (i) deposits on account with any municipality having jurisdiction over the Property (other than deposits which are in the nature of security for the performance of work);

                 (j) amounts paid or payable by or to Seller to or from merchants associations and other tenant associations for promotional funds and other similar contributions or payments;

                 (k)      Rents;

                 (l) amounts paid or payable by Seller under the Contracts to be assumed by Purchaser;

                 (m)       deleted; and

                 (n) all other items customarily apportioned in connection with the sale of similar properties similarly located.

         Seller shall cooperate with Purchaser in the transfer of electricity, gas, water and other utility services from Seller's name to the name of Purchaser as of the Closing Date.

         7.3 Installment Payment of Assessments. In furtherance of Section 7.2, if any real property assessment affects the Property at the Closing and such real property assessment is payable in installments (whether at the election of Seller or otherwise), the installment relating to, or payable over, the Applicable Closing Fiscal Period shall be apportioned between Seller and Purchaser as of the Closing Date, and the remaining installments shall be the obligation of Purchaser.

         7.4     Rent Receivables.

                 (a) Attached hereto as Schedule 7.4(a) is a list of all outstanding billed receivables for the Property (the "Receivables List"), including, without limitation, Rents, Sales Based Tenant Charges, and Adjustable Tenant Charges, itemized by: (i) the party from whom the receivable is due; (ii) the total amount due from such party; (iii) the category and amount due making up the aggregate due; (iv) the period for which the amount is due; (v) the amount of any credits due to the party which may offset the total amount owed; and (vi) the total amount of prepetition amounts due from Tenants which are involved in bankruptcy proceedings. The Receivables List shall specify those parties that continue to be Tenants in the Property with stores currently open, but against whom Seller or Seller's agent has commenced litigation, and those Tenants which are involved in bankruptcy proceedings (amounts due from such parties, other than prepetition amounts due from Tenants which are involved in bankruptcy proceedings, are hereinafter referred to as "Litigation Receivables"). The Receivables List shall also specify those parties that were Tenants in the Property which have now closed, and against whom Seller or Seller's agent has commenced litigation or which are in bankruptcy proceedings (all amounts due from such Tenants, together with prepetition amounts due from Tenants which are involved in bankruptcy proceedings, are hereinafter referred to as "Closed Receivables"). Not less than five (5) days prior to the Closing Date, Seller shall deliver to Purchaser an update of the Receivables List current to a date that is not more than 7 days prior to the Closing Date (the "Updated Receivables List"). Except for Closed Receivables, which receivables shall be treated in accordance with the provisions of Section 7.4(e), Seller shall assign to Purchaser at the Closing all receivables noted on the Updated Receivables List. The receivables assigned to Purchaser at Closing are hereinafter referred to individually as an "Assigned Receivable" and collectively as the "Assigned Receivables."

                 (b) Seller shall receive a credit at Closing with respect to all Assigned Receivables (other than the Collection Receivables as defined in Section 7.4(d)), which credit shall be determined as follows:

                 (i) If the Assigned Receivable is due from an Anchor or from Sears (regardless the age of such receivable) or is less than 60 days past due, the credit shall be equal to 100% of such Assigned Receivable;

                 (ii) If the Assigned Receivable is 60 days or more past due, but less than 90 days past due, the credit shall be equal to 50% of such Assigned Receivable;

                 (iii) If the Assigned Receivable is 90 days or more past due, but less than 120 days past due, the credit shall be equal to 25% of such Assigned Receivable;

                 (iv) If the Assigned Receivable is 120 days or more past due, the credit shall be zero;

                 (v) Seller shall receive no credit at Closing with respect to the Collection Receivables as defined in Section 7.4(d).

                 (c) With the exception of Litigation Receivables and those specific other receivables listed in subsection 7.4(d), the proration for Assigned Receivables described herein shall be final, and any and all amounts collected by Purchaser with respect to Assigned Receivables shall be Purchaser's property regardless of the amount collected or received by Purchaser.

                 (d) With respect to Litigation Receivables and with respect to the receivable amounts from Camelot, Music Land and Stuart's (the foregoing receivable amounts together with the Litigation Receivables are hereinafter sometimes collectively referred to as the "Collection Receivables"), after the Closing Date Purchaser shall use reasonable efforts to collect Collection Receivables, and all amounts collected therefor (adjusted for attorneys' fees in accordance with Section 7.9) shall be applied in accordance with the provisions of Section 7.7. Seller shall not have any right to make, nor to attempt to make, any collection efforts with respect to Collection Receivables.

                 (e) Seller shall retain and shall have the right to collect for its own account all Closed Receivables and there shall be no proration or credit with respect to Closed Receivables.

         7.5 Proration of Adjustable Tenant Charges. Proration of any unbilled amounts required to be paid by Tenants as Adjustable Tenant Charges for the Applicable Closing Fiscal Period, which are due to be billed in the Applicable Closing Fiscal Period, shall be prorated based upon actual reconciliation billing amounts for the most recently completed fiscal period prior to the Applicable Closing Fiscal Period, in the manner shown on the examples of this proration set forth on Schedule 7.5. At the Closing, Seller shall assign to Purchaser any amounts required to be paid by Tenants as Adjustable Tenant Charges for 1996 and 1997 which have accrued on or before, but remain unbilled on, the Closing Date, including, without limitation, adjustment amounts which are billed with regard to the Applicable Closing Fiscal Period, and Seller shall receive a credit for such amounts, in the manner shown on the examples of this adjustment set forth on Schedule 7.5. The proration for Adjustable Tenant Charges described herein shall be final, and any and all amounts collected by Purchaser with respect to Adjustable Tenant Charges shall be Purchaser's property regardless of the amount collected or received by Purchaser. The foregoing to the contrary notwithstanding, with respect to Tenants who are more than sixty days delinquent in the payment of Fixed and Other Tenant Charges in an amount equal to or exceeding one month's such charges as shown on the Updated Receivables List, or who have amounts itemized as Litigation Receivables on the Updated Receivables List as being more than sixty (60) days delinquent in payment of amounts exceeding the amount of one month's Fixed and Other Tenant Charges, the credit for the amount of any Adjustable Tenant Charges due from such Tenants shall be discounted in the manner set forth in Section 7.4(b)(i) through 7.4(b)(iv).

         7.6 Proration of Sales Based Tenant Charges. Sales Based Tenant Charges which are payable with respect to any period prior to the Closing Date or which have been accrued prior to the Closing Date shall be apportioned as of the Closing Date on a dollar for dollar basis using the applicable fiscal period as set forth in each particular Lease, with Seller entitled to a credit for the period prior to the Closing Date and Purchaser entitled to a credit for the period after the Closing Date. After the Closing Date, as and when actual amounts for Sales Based Tenant Charges are paid by Tenants, but not more frequently than one time each month, such amounts shall be reprorated so that the amount thereof under each of the Leases to which Seller shall be entitled, as finally determined, shall be the entire amount thereof with respect to any fiscal period ending prior to the Closing Date, and, for the Applicable Closing Fiscal Period, an amount which bears the same ratio to the total Sales Based Tenant Charges as the number of days in the Applicable Closing Fiscal Period which have elapsed prior to the Closing Date bears to the total number of days in the Applicable Closing Fiscal Period. Examples of this proration are set forth on Schedule 7.6.

         7.7 Application of Rent Receipts. Notwithstanding anything to the contrary contained herein, in determining the adjustments and apportionments pursuant to Sections 7.4 and 7.6, the following shall apply:

                 (a) Any amounts collected by Purchaser as Collection Receivables, which are not designated to a particular time period by the party making such payment, or which are not otherwise clearly related to a particular time period in the good faith judgment of Purchaser, shall be deemed to have been paid by the Party, first, on account of amounts then due Purchaser for periods after the Applicable Closing Fiscal Period, next, on account of amounts then due for the Applicable Closing

Fiscal Period and, next, on account of amounts then due for all fiscal years prior to the Applicable Closing Fiscal Period.

                 (b)      deleted.

                 (c) Notwithstanding anything to the contrary contained in this Section 7.7: (i) a payment of Rents shall be applied to the payment of the item or items of Rents designated by the party making such payment or to which such payment otherwise clearly relates in the good faith judgment of Purchaser; and (ii) any amounts collected in connection with the bankruptcy proceeding of a Tenant which are pre- petition rents relating to a period prior to the Closing Date shall be paid to Seller.

         7.8 Security and Utility Deposits. At the Closing, Seller shall furnish Purchaser with a schedule setting forth and certifying, as of the Closing Date, the unapplied and unreturned portion of any security deposits which have been deposited with Seller or its agents (or with any predecessor in interest to Seller with respect to the Property or such predecessor's agents) by any existing Tenants (the "SECURITY DEPOSITS") ($26,487.83 as of February 18, 1997) and the amount of any deposits on account with any utility company servicing the Property that will continue for the benefit of Purchaser following Closing ("UTILITY DEPOSITS") (currently $0), and Purchaser shall receive a credit against the Purchase Price payable at Closing in the amount of the Security Deposits, together with all interest, if any, accrued thereon and required to be paid to Tenants. Purchaser shall reimburse Seller at Closing for the amount of the Utility Deposits.

         7.9     Collection of Rents.

                 (a) Purchaser shall use reasonable efforts to collect the Collection Receivables and the Sales Based Tenant Charges which are payable with respect to the Applicable Closing Fiscal Period and any prior fiscal period, but Purchaser shall not be required to retain a collection agency, commence litigation or commence an adversary proceeding in a bankruptcy case, or terminate Leases or the DOA in connection with such collection efforts. Reasonable attorneys' fees incurred for outside counsel in connection with such collection efforts shall be charged to the parties hereto in the proportion in which each is entitled to the proceeds of any such collection.

                 (b) Seller shall have the right to seek collection of any Closed Receivables; provided, however, that in seeking to collect any such Closed Receivables, Seller shall not be entitled to terminate any Lease or either of the DOA or otherwise seek any remedy which could materially affect or impact the Property or the ownership or operation thereof other than a money judgment against the delinquent Party. Purchaser shall not be required to join in any such actions or proceedings commenced by Seller unless the provisions of any law, rule or regulation at the time in effect shall require that such actions or proceedings be brought by and/or in the name of Purchaser, in which event Purchaser shall join and cooperate in such actions or proceedings, at the request of Seller, or permit the same to be brought by Seller in Purchaser's name but Seller shall pay all costs and expenses relating thereto, including without limitation reasonable attorneys' fees incurred for outside counsel in reviewing pleadings and other materials filed in connection with such litigation.

                 (c) Notwithstanding anything to the contrary contained herein, Purchaser shall have the right at any time on or after the Closing, and whether or not its joinder shall be required as a matter of law, to join in, or to be substituted for Seller in, any proceedings for the eviction of Tenants and/or the collection of Rent which may have been instituted by Seller either prior to or after the Closing, if the Tenant in question is still in possession of the premises covered by its Lease and if, in connection therewith, Purchaser intends to seek eviction of such Tenant, cancellation of the Lease or repossession of the premises. If Purchaser joins in, or is substituted for Seller as plaintiff in any such litigation, Purchaser shall, thereafter, assume sole liability for all costs and expenses of such litigation, including legal fees and expenses, as may thereafter be incurred (except as provided below) and shall thereafter control all aspects of such proceedings, except that Purchaser shall not be entitled to waive, reduce or otherwise compromise any claims for Rent relating to any period prior to Closing other than in accordance with the policies of Purchaser from time to time as to Rent deficiencies generally. Seller in any event may, at its option, continue to participate in such litigation. In any event, Seller shall reimburse Purchaser for a pro rata portion of its reasonable attorneys' fees incurred for outside counsel in connection with such collection efforts in proportion to, but in no event in an amount greater than, the amount, if any, actually received by Seller after Closing as a result of such proceedings; provided, however, Seller shall be entitled to a credit for legal fees and expenses incurred by Seller prior to the intervention by Purchaser in connection with the proceedings previously instituted by Seller in connection with such collection efforts.

         7.10 Insurance. The fire, hazard and other insurance policies relating to the Property shall be canceled by Seller as of the Closing Date and shall not, under any circumstances, be assigned to Purchaser. All unearned premiums for fire and any additional hazard insurance premium or other insurance policy premiums with respect to the Property shall be retained by Seller.

         7.11 The Indemnification Buffer Does Not Apply. The parties agree with respect to the ongoing adjustments and amounts due to be paid by or to either party pursuant to this Article VII, the Indemnification Buffer of
Section 11.6 does not apply.

                                  ARTICLE VIII
                         Representations and Warranties

         8.1 Seller's Representations and Warranties. Seller represents and warrants to Purchaser as follows:

                 (a) Seller is a general partnership under the laws of the State of Alabama with full power and authority to execute, deliver and perform this Agreement.

                 (b) The execution, delivery and performance of this Agreement by Seller have been duly and validly authorized by all necessary action on the part of Seller. This Agreement has been, and the Seller Closing Documents will be, duly executed and delivered by Seller. This Agreement constitutes, and when so executed and delivered the Seller Closing Documents will constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

                 (c) None of the execution, delivery or performance of this Agreement by Seller does or will, with or without the giving of notice, lapse of time or both, violate, conflict with, constitute a default, result in a loss of rights, acceleration of payments due or creation of any Lien upon the Property or require the approval or waiver of or filing with any Person (including without limitation any governmental body, agency or instrumentality) under (i) the organizational documents of Seller or Barber Dairies, Inc. or, except with respect to the terms of the mortgage indebtedness of Seller (which mortgage indebtedness will be re-paid in full at Closing), any agreement, instrument or other document to which Seller or any general partner of Seller is a party or by which it is bound or (ii) any judgment, decree, order, statute, injunction, rule, regulation or the like of a governmental unit applicable to Seller or any general partner of Seller.

                 (d) Seller has or will obtain good and marketable title to the Property free and clear of Liens other than the Permitted Exceptions and those Liens to be released at Closing and, upon execution and delivery of the Seller Closing Documents, Purchaser will have good and marketable title to the Property free and clear of Liens other than the Permitted Exceptions and Liens created by, under or through Purchaser.

                 (e) Schedule 8.1(e) is a rent roll of the Property (the "RENT ROLL") as of February 18, 1997 showing the identification of each rentable space in the Property, whether leased or not, and for each such space, the name of the Tenant, the expiration date of the current term of the Lease, the minimum or fixed monthly rent payable, the unapplied amount of any security deposit held, all delinquencies in Rents, and all outstanding rent abatements. [In addition, and without making a representation or warranty with respect thereto, Seller is providing to Purchaser, as part of Schedule 8.1(e), reports generated in the normal course of Seller's business which contain statements concerning tenant allowances or other tenant concessions, renewal options, and kickout clauses, but it is Purchaser's responsibility to satisfy itself as to the accuracy of such reports by examination of the Estoppels or the Leases.] Seller shall deliver an updated Rent Roll to Purchaser fifteen (15) days prior to the Closing Date. All information therein is accurate as of its date. Except as set forth to the contrary on Schedule 8.1(e), no Tenant has paid any rent in advance except for the current month.

                 (f) Schedule 8.1(f) contains a complete and correct list of all existing Leases and modifications thereof and supplements thereto regardless of whether the terms thereof have commenced, setting forth with respect to each (i) the date thereof and of each modification thereof and supplement thereto and (ii) the names of the Parties thereto (including the name of the current assignee, if any, but only if and to the extent Seller has actual notice of any such assignment). A true and complete copy of each Lease, together with each written modification thereof and supplement thereto, has heretofore been furnished to Purchaser for inspection, or, in the event Seller is not in possession of a true and complete copy of such Lease, it is so stated on Schedule 8.1(f). Each such Lease constitutes the entire agreement between Seller and each Party thereto, and neither Seller nor any predecessor in title has made any oral promises or agreements amending or modifying the same.

                 (i) There are no leases executed by Seller or its predecessors in title or other rights of occupancy or use granted by Seller or its predecessors in title of any portion of the Property other than the Leases. Each of the Leases is valid and subsisting and in full force and effect, and no Rents or other payments or deposits are held by Seller or Seller's agent, except the security deposits described on the Rent Roll and Rents prepaid for the current month. As of the Closing Date, no Rents due under, or any other interest in, any of the Leases will be assigned to any party other than Purchaser, or otherwise pledged or encumbered in any way.

                 (ii) Except as set forth on Schedule 8.1(f), no Tenant has made any written claim which has been received by Seller or, to Seller's knowledge, has any other claim, whether or not in writing (A) that Seller has defaulted in performing any of its obligations under any of the Leases which has not heretofore been cured, (B) that any condition exists which with the passage of time or giving of notice, or both, would constitute any such default, (C) that such Tenant is entitled to any reduction in, refund of, or counterclaim or offset against, or is otherwise disputing, any Rents or other charges paid, payable or to become payable by such Tenant, or (D) that such Tenant is entitled to cancel its Lease or to be relieved of its operating covenants thereunder; provided, however, that this representation does not address whether any Tenant, pursuant to the express provisions of a lease which has been delivered to Purchaser, may be at some future time: (i) entitled to any reduction in, refund of, or counterclaim or offset against any Rents or other charges paid, payable or to become payable by such Tenant; or (ii) entitled to cancel its Lease or to be relieved of its operating covenants thereunder.

                 (iii) With the exception of delinquencies in the payment of Rents which are set forth on the Rent Roll, no material default exists under any of the Leases on the part of the Tenant thereto. Seller is not in default under the Leases.

                 (iv) There are no rent abatements or other tenant concessions or inducements, including, without limitation, lease assumptions or buy-outs, applicable to any of the Leases or any rights to extend or renew any of such Leases except as set forth in the Leases. There are no options or rights to renew, extend or terminate the Leases, except as set forth in the Leases. Neither Seller nor any predecessor in title has granted any rights, options or rights of first refusal of any kind to any Tenant, which are currently in effect, to purchase or to otherwise acquire the Property or any part thereof or interest therein except as set forth in the Sears Lease. All of the improvements to be constructed by the landlord under each of the Leases, or as required under any collateral agreement, plans or specifications related to the Leases, have been fully completed and paid for.

                 (v) There are no leases encumbering the Barber Parcel other than the Barber Ground Lease.

                 (g) There are no reciprocal easement agreements or operating agreements encumbering the Property other than the DOA. A true and complete copy of the DOA, to the extent same is in possession of Seller, has heretofore been furnished to Buyer, together with each written modification thereof and supplement thereto. The DOA constitutes the entire agreement between Seller and each party thereto, and neither Seller nor any predecessor in title has made any oral promises or agreements amending or modifying the same.

                 (i) The DOA is valid and in full force and effect, and no Rents or other payments or deposits are held by Seller or Seller's agent, except the Rents prepaid for the current month. As of the Closing Date, no Rents due under, or any other interest in, the DOA will be assigned to any party other than Purchaser, or otherwise pledged or encumbered in any way.

                 (ii) Except as set forth on Schedule 8.1(g), Sears has not made any written claim which has been received by Seller nor, to Seller's knowledge, has any other claim, whether or not in writing (A) that Seller has defaulted in performing any of its obligations under the DOA which has not heretofore been cured, (B) that any condition exists which with the passage of time or giving of notice, or both, would constitute any such default, (C) that Sears is entitled to any reduction in, refund of, or counterclaim or offset against, or is otherwise disputing, any Rents or other charges paid, payable or to become payable by Sears, (D) that Sears is entitled to cancel the DOA or to be relieved of its operating covenants thereunder, or (E) that there is a violation of any of the covenants, conditions or restrictions contained in the DOA; provided, however, that this representation does not address whether Sears, pursuant to the express provisions of the DOA, may be at some future time: (i) entitled to any reduction in, refund of, or counterclaim or offset against any Rents or other charges paid, payable or to become payable by Sears; or (ii) entitled to cancel the DOA or to be relieved of its operating covenants thereunder .

                 (iii) No material default exists under the DOA on the part of the Sears. Seller is not in default under the DOA.

                 (iv) There are no rent abatements or other concessions or inducements, including, without limitation, lease assumptions or buy-outs, applicable to the DOA or any rights to extend or renew the DOA except as set forth in the DOA. There are no options or rights to renew, extend or terminate the DOA, except as set forth in the DOA. Neither Seller nor any predecessor in title has granted any rights, options or rights of first refusal of any kind to Sears, which are currently in effect, to purchase or to otherwise acquire the Property or any part thereof or interest therein, except as set forth in the DOA or in the Leases. All of the improvements to be constructed by the developer or owner under the DOA, have been fully completed and paid for.

                 (h) Schedule 8.1(h) contains a true and complete list of all Contracts, including all modifications thereof. To Seller's knowledge, there have been no material defaults by any Party to a Contract which have not heretofore been cured. There has been no material default (without giving effect to any notice and cure rights) by Seller under any Contract or any claim received by Seller of any such default by any party thereto, which has not heretofore been cured except as set forth on Schedule 8.1(h). A true and complete copy of each Contract, together with any amendments or supplements thereto, has been delivered or made available to Purchaser. Such documents constitute the entire agreement between Seller and each Party to the Contracts and neither Seller nor Seller's predecessor in title have entered into any oral promises or agreements amending or modifying the same.

                 (i) Schedule 8.1(i) contains a list of all permits and licenses currently maintained with respect to the Property. Seller has not received any notice of violation from any federal, state or municipal entity that has not been cured or otherwise resolved to the satisfaction of such governmental entity, except as set forth on Schedule 8.1(i). To Seller's knowledge, the permits and licenses listed on Schedule 8.1(i) are all of the licenses and permits which are required for the present use of the Property.

                 (j) Neither Seller (nor Seller's predecessor in title, nor any of Seller's general partners) nor, to Seller's knowledge, any other Person has caused or permitted (knowingly, as to Seller or its predecessor in title) any Hazardous Material to be maintained, disposed of, stored, released or generated on, under or at the Property or any part thereof or any real property adjacent thereto except for the storage and use of substances commonly present at or used in the operation and maintenance of shopping centers in quantities commonly present at shopping centers and in compliance with applicable laws, including, without limitation, Environmental Laws. To Seller's knowledge, Seller is in compliance with, and has heretofore complied with, all Environmental Laws with respect to the Property and, to Seller's knowledge, all other occupants of the Property are and have been in compliance with the Environmental Laws, except as set forth on Schedule 8.1(j). Neither Seller nor any predecessor in title has received any notice from any governmental unit or other person that it or the Property is not in compliance with any Environmental Law or that it has any liability with respect thereto and there are no administrative, regulatory or judicial proceedings pending or, to the knowledge of Seller, threatened with respect to the Property pursuant to, or alleging any violation of, or liability under any Environmental Law, except as set forth on Schedule 8.1(j). Except as set forth on Schedule 8.1(j), neither Seller nor any predecessor in title has installed any underground or above ground storage tanks on, under or about the Property and, to Seller's knowledge, no such tanks are located on, under or about the Property. To Seller's knowledge, there is no facility located on or at the Property that is subject to the reporting requirements of Section 312 of the Federal Emergency Planning and Community Right to Know Act of 1986 and the federal regulations promulgated thereunder (42 U.S.C. Section 11022).

                 (k) Except as set forth in the Leases or in the By-laws of Century Plaza Merchants Association, Inc. attached hereto as Schedule 8.1(k), neither Seller nor any predecessor in title is under obligation to make contributions or otherwise provide assistance to any promotional association or promotional fund or has customarily in the past made or provided any such contributions or assistance. The promotional association established with respect to the Property (the "Promotional Association") is an independent association established by and on behalf of the Tenants. Seller has remitted to the Promotional Association any amounts received by it from Tenants and other Parties that constitute contributions to the Promotional Association.

                 (l) Except as provided in Schedule 8.1(l), there is no litigation, including any arbitration, investigation or other proceeding by or before any court, arbitrator or governmental or regulatory official, body or authority which is pending or, to Seller's knowledge, threatened against Seller or any of Seller's general partners relating to the Property or the Transactions, there are no unsatisfied arbitration awards or judicial orders against Seller or any of Seller's general partners and, to Seller's knowledge, there is no basis for any such arbitration, investigation or other proceeding. Copies of all pleadings and other documents furnished or made available by Seller to Purchaser with respect to the litigation described on Schedule 8.1(l) are true, accurate and complete in all respects.

                 (m) No condemnation proceeding or other proceeding or action in the nature of eminent domain is pending with respect to all or any part of the Property and, to Seller's knowledge, no Taking is threatened with respect to all or any part of the Property.

                 (n) The Property is an independent unit which does not now rely on any facilities (other than facilities covered by Permitted Exceptions or facilities of municipalities or public utility and water companies and other than parking areas which the Property makes use of under the DOA) located on any property not included in the Property to fulfill any municipal or governmental requirement or for the furnishing to the Property of any essential building systems or utilities, including but not limited to, water, electrical, plumbing, mechanical and heating, ventilating and air conditioning systems, drainage facilities, catch basins and retention ponds, sewage treatment facilities and the like, unless recorded easements or other rights are in effect for the benefit of the Property for the continued use and benefit thereof. Except as may be covered by the Permitted Exceptions (including, without limitation, the DOA), no building or other improvement not included in any part of the Property relies on any part of the Property to fulfill any governmental or municipal requirement or to provide facilities to such building or improvement for any essential building systems or utilities, including, without limitation, electrical, plumbing, mechanical, sewage treatment or heating, ventilating and air conditioning facilities or services.

                 (o) Copies of current real estate tax bills with respect to the Property, other than tax bills sent to Tenants who have the obligation to pay such taxes to the collecting authority, have been delivered or made available to Purchaser. Except as set forth on Schedule 8.1(o), no portion of the Property comprises part of a tax parcel which includes property other than property comprising all or a portion of the Property. No application or proceeding is pending with respect to a reduction or an increase of such taxes. There are no tax refund proceedings relating to the Property which are currently pending. Seller has not been notified of any special tax or assessment to be levied against the Property or any change in the tax assessment of the Property.

                 (p) Neither Seller nor any of Seller's general partners have received notice that there is, and to Seller's knowledge there does not now exist, any violation of any restriction, condition or agreement contained in any easement, restrictive covenant or any similar instrument or agreement affecting the Property or any portion thereof.

                 (q) Except as set forth on Schedule 8.1(q), neither Seller nor any of its general partners have received (i) any written notice from any governmental authority having jurisdiction over the Property of, and to Seller's knowledge there does not exist, (A) any violation of any law, ordinance, order or regulation (including the Americans with Disabilities Act) affecting the Property, or any portion thereof, which has not heretofore been complied with or (B) any other obligation to any such governmental authority for the performance of any capital improvements or other work to be performed by Seller in or about the Property or donations of monies or land (other than general real property taxes) which has not been completely performed and paid for; or (ii) any written notice from any insurance company, insurance rating organization or Board of Fire Underwriters requiring any alterations, improvements or changes at the Property, or any portion thereof, which has not heretofore been complied with.

                 (r) No approval, consent, waiver, filing, registration or qualification with any third party, including, but not limited to, any governmental bodies, agencies or instrumentalities is required to be made, obtained or given for the execution, delivery and performance of this Agreement or any of the Seller Closing Documents by Seller.

                 (s) Schedule 8.1(s) contains a true and accurate list of all Seller's policies of insurance with respect to the Property, which policies are and will be kept in full force to and including the Closing Date. All premiums for such insurance have been paid in full. To Seller's knowledge, Seller has not performed, permitted or suffered any act or omission which would cause the insurance coverage provided in said policies to be reduced, canceled, denied or disputed and Seller has not received (and has no knowledge of) any notice or request from any insurance company or Board of Fire Underwriters (or organization exercising functions similar thereto) canceling or threatening to cancel any of said policies or denying or disputing coverage thereunder.

                 (t) Except as set forth in Schedule 8.1(t), to Seller's knowledge, none of the Tenants now occupying any of the Property or having a current Lease affecting the Property is the subject of any bankruptcy, reorganization, insolvency or similar proceedings or has ceased or reduced or intends to cease or reduce operations at the Property (other than temporarily due to casualty, remodeling, renovation or similar cause).

                 (u) Except as set forth in Schedule 8.1(u), to Seller's knowledge, there are no material structural or other material physical defects in the Improvements or any component or system of the Improvements. Seller is aware of certain settling of the Building as set forth on Schedule 8.1(u).

                 (v) The Financial Statements are consistent with the books and records and accounts of Seller and fairly present the financial condition and results of operations of Seller as of the dates thereof and for the periods referred to therein, and, except for the absence of footnotes and subject to normal year-end accruals, the Financial Statements have been prepared in accordance with generally accepted accounting principles, consistently applied throughout the periods indicated. Since December 31, 1996, Seller has conducted its business in the ordinary course consistent with past practice and there have been no material adverse changes in the financial condition of such business.

                 (w) There are no collective bargaining or union agreements with respect to the employees at the Property. Except for Seller's 401(k) profit sharing plan, neither Seller nor any predecessor in title maintains or sponsors any employee benefit plan, including, without limitation, any plans subject to the Employer Retirement Income Security Act of 1974, as amended. There are no pending claims or, to Seller's knowledge, any threatened claim against Seller or any predecessor in title to the Real Property by any employee whose employment related to the Property. Seller has fewer than one hundred (100) employees.

                 (x) To Seller's knowledge, the conduct of Seller's business does not infringe upon the patents, trademarks, copyrights or other intellectual property rights of any third party, and, to Seller's knowledge, no third parties are currently infringing upon the patents, copyrights, trademarks or other intellectual property rights of Seller. Without limiting the generality of the foregoing, neither Seller nor any predecessor in title has granted to any person a license or other right to use the name "Century Plaza Mall".

                 (y) No broker, finder, investment banker or other person is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Seller or its general partners.

                 (z) To Seller's knowledge, there is no bulk sales notice required in connection with the transfer of the Property to Purchaser.

                 (aa) All of the documents and Books and Records that have been delivered or made available to Purchaser by or on behalf of Seller, are true, correct and complete copies of what they purport to be and have not been modified or amended, except as specifically noted therein. All information set forth in the exhibits and schedules to this Agreement is true, correct and complete in all material respects and not misleading. Seller does not have any actual knowledge of any significant adverse fact or condition relating to the Property, which has not been specifically disclosed in writing by Seller to Purchaser.

                 (bb) There are no valid gift certificates outstanding which have been issued by Seller.

         8.2 Purchaser Representations and Warranties. Purchaser represents and warrants to Seller as follows:

                 (a) Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware with full right, power and authority to execute, deliver and perform this Agreement.

                 (b) The execution, delivery and performance by Purchaser of this Agreement have been duly and validly authorized by all requisite action on the part of Purchaser. This Agreement has been, and the Purchaser Closing Documents will be, duly executed and delivered by Purchaser. This Agreement constitutes, and when so executed and delivered the Purchaser Closing Documents will constitute, the legal, valid and binding obligations of Purchaser, enforceable against it in accordance with their terms.

                 (c) None of the execution, delivery or performance of this Agreement or the Purchaser Closing Documents by Purchaser does or will, with or without the giving of notice, lapse of time or both, violate, conflict with, constitute a default or result in a loss of rights under or require the approval or waiver of or filing with any Person (including without limitation any governmental body, agency or instrumentality) under (i) the organizational documents of Purchaser or any material agreement, instrument or other document to which Purchaser is a party or by which Purchaser is bound or (ii) any judgment, decree, order, statute, injunction, rule, regulation or the like of a governmental unit applicable to Purchaser.

                 (d) No broker, finder, investment banker or other person is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Purchaser.


                                   ARTICLE IX
                             Conditions to Closing

         9.1 Conditions to Seller's Obligations. Seller's obligation to close is subject to satisfaction of each of the following conditions (any of which may be waived by Seller in its sole discretion):

                 (a) Compliance with Agreement. On the Closing Date, all of the covenants and agreements to be complied with or performed by Purchaser under this Agreement on or before the Closing shall have been complied with or performed in all material respects.

                 (b) Accuracy of Representations and Warranties. The representations and warranties made by Purchaser in this Agreement shall be true and complete in all material respects on and as of the Closing Date (without regard to supplementation in accordance with Section 10.2 and other than with respect to events or developments permitted hereunder or as to which Seller has otherwise consented in writing).

                 (c) No Other Termination. No termination of this Agreement by Seller or Purchaser shall have occurred pursuant to any other provision hereof.

                 (d) No Litigation. At Closing, there is no litigation, including any arbitration, investigation or other proceeding, pending by or before any court, arbitrator or governmental or regulatory official, body or authority nor any decree, order or injunction issued by any such court, arbitrator or governmental or regulatory official, body or authority and remaining in effect which does or is likely to prevent or hinder the timely consummation of the Closing or materially and adversely affect the Property.

         9.2 Conditions to Purchaser's Obligations. Purchaser's obligation to close is subject to satisfaction of each of the following conditions (any of which may be waived by Purchaser in its sole discretion):

                 (a) Compliance with Agreement. On the Closing Date, all of the covenants and agreements to be complied with or performed by Seller under this Agreement on or before the Closing shall have been complied with or performed in all material respects.

                 (b) Accuracy of Representation and Warranties. The representations and warranties made by Seller in this Agreement shall be true and complete in all material respects on and as of the Closing Date (without regard to supplementation in accordance with Section 10.2 and other than with respect to events or developments permitted hereunder or as to which Purchaser has otherwise consented in writing).

                 (c) Estoppels Obtained. The unmodified Estoppels (or so many of the unmodified Estoppels as are required to satisfy the conditions of
Section 10.3, provided Seller delivers at Closing a Tenant Estoppel executed by Seller for each Missing Tenant) shall have been obtained in accordance with
Section 10.3.

                 (d) Contract Party Consents Obtained. The Contract Party Consents shall have been obtained.

                 (e) Issuance of Title Policy. The Title Company shall have issued, or be irrevocably committed to issue, the Title Policy.

                 (f) No Other Termination. No termination of this Agreement by Purchaser or Seller shall have occurred pursuant to any other provision hereof.

                 (g) No Litigation. At Closing, there is no litigation, including any arbitration, investigation or other proceeding, pending by or before any court, arbitrator or governmental or regulatory official, body or authority nor any decree, order or injunction issued by any such court, arbitrator or governmental or regulatory official, body or authority and remaining in effect which does or is likely to prevent or hinder the timely consummation of the Closing or materially adversely affect the Property or the business of Seller.

                 (h) Barber Ground Lease. On or before the Closing Date or at the Closing, the Barber Ground Lease and all rights of the parties thereunder shall be terminated.


                                   ARTICLE X
                              Additional Covenants

         10.1 Conduct of Business Pending Closing. From the date hereof until the Closing, Seller shall (a) use commercially reasonable efforts to maintain, for the benefit of Purchaser following the Closing, the goodwill of Tenants, prospective tenants, vendors and other parties having business relations with Seller; (b) pay its debts (or in good faith contest the same) and perform its obligations as they become due; (c) maintain the Property in the same manner and condition that exists on the date hereof, as such condition shall be altered by reason of Casualty, Taking and/or normal wear and tear, including, without limitation, preparation of all necessary statements and billings for Rents, Adjustable Tenant Charges and Sales Based Tenant Charges for which Seller would normally prepare in the ordinary course of its business prior to the Closing Date; (d) not, without the express written consent of Purchaser, which shall not be withheld unreasonably, (it being agreed that it shall be unreasonable for Purchaser to withhold its consent to any transaction recommended by General Growth Management, Inc.) (i) enter into any new or additional Lease, or extend, renew or modify, consent to any assignment of or sublease in respect of, or waive any material right under any Lease, other than renewals or extensions resulting from the exercise by a Tenant of a currently existing renewal or extension option, (ii) cancel or terminate any Lease or take any action to enforce any Lease which would have the effect of canceling or terminating the same, (iii) enter into a new reciprocal easement or similar agreement or amend or modify, consent to the assignment of or waive any material right under the DOA, (iv) make any material alterations to the Property (other than are necessary and consistent with prudent management of the Property) or enter into any new contracts or extend or renew or cancel any Contract relating to capital expenditures, (v) enter into any other material new contracts or extend, renew or cancel, consent to the assignment of or waive any material right under any other Contract, except for contracts executed in the ordinary and usual course and business and in accordance with past practices and policies which can be terminated without penalty or payment upon not more than thirty (30) days prior notice, (vi) except as permitted under (i) above sell, transfer, exchange, further encumber or grant interests (including easements) in the Property or any part thereof or engage in negotiations or discussions with, or otherwise solicit or assist, any third party relating to the acquisition by such third party of the Property or the equity interests in Seller, and (vii) otherwise take any action which could or would render inaccurate any of the representations or warranties made by Seller in this Agreement; and (e) otherwise operate the Property in the ordinary course consistent with current practice.

         10.2 Supplemental Disclosure. From the date hereof through Closing, each of Seller and Purchaser shall have the continuing obligation to timely supplement or amend the Schedules with respect to the representations and warranties made by it to reflect any matter hereafter arising or discovered which, if existing or known at the date hereof, would have been required to be set forth herein or described thereon. Without limiting the foregoing, if any Leases or Contracts, or amendments thereto, are hereafter entered into in accordance with the terms of this Agreement, Seller shall give Purchaser adequate and timely written notice thereof and the appropriate exhibits or schedules hereto shall be updated and amended accordingly.

         10.3    Estoppel Certificates.   Within five (5) days after the
Execution Date, Seller shall deliver to Purchaser, an estoppel certificate prepared for execution by each Anchor, by Sears (with respect to the DOA) and by the Tenants other than the Anchors, on the form attached hereto and incorporated herein as EXHIBIT F-2 for Tenants, or a form reasonably equivalent thereto (a "TENANT ESTOPPEL") (the Tenant Estoppels are hereinafter collectively referred to as the "ESTOPPELS"), or in the form as provided in such Tenant's Lease. On or before the date that is ten (10) days prior to the expiration of the Inspection Period, Purchaser shall notify Seller in writing
with respect to any objections Purchaser may have to the Estoppels.   Unless
Purchaser sends such a disapproval notice within such time period, Purchaser shall be deemed to have approved the form of the Estoppels. On or before the date that is ten (10) days prior to the Closing Date, Seller shall furnish to Purchaser, the Estoppels completed by each Anchor, by Sears (with respect to the DOA) and by not less than ninety percent (90%) of the Tenants other than the Anchors, on the form approved by Purchaser as hereinabove provided. If Seller has not obtained an unmodified Tenant Estoppel from all Tenants but has obtained an unmodified Tenant Estoppel from Sears and all Anchors and eighty percent (80%) of all other Tenants (the Tenants from whom Tenant Estoppels have not been obtained being herein called the "MISSING TENANTS"), Seller in its own capacity shall have the right, at Seller's sole option, to satisfy the condition of this Section 10.3 with respect to the Tenant Estoppel from each Missing Tenant by executing and delivering to Purchaser at Closing a Tenant Estoppel for such Missing Tenant in the form approved by Purchaser (with appropriate changes to such form to reflect that Seller and not such Missing Tenant is signing such Tenant Estoppel), which Tenant Estoppel will be released upon delivery of a Tenant Estoppel from such Missing Tenant. Each Tenant Estoppel or Seller's Estoppel for a missing Tenant shall be on the form approved by Purchaser (or with appropriate changes to such form to reflect that Seller and not such Missing Tenant is signing such Tenant Estoppel), and if there are modifications thereto, may be rejected in Purchaser's sole discretion.

         10.4 Contract Party Consents. Seller shall obtain from each of the Parties to the Contracts listed on Schedule 8.1(h) a consent to the transfer or assignment of such Contract from Seller to Purchaser (the "CONTRACT PARTY CONSENTS").

         10.5 Employment and Labor Matters. Seller shall comply with all requirements of applicable laws and regulations in connection with Seller's employees, and Seller shall pay or cause to be paid to such employees all wages, payments and benefits due or to become due to such employees with regard to the time such employees are employed by Seller.

         10.6 Record Retention. After the Closing, Purchaser shall provide Seller with reasonable access to the Books and Records and, at Seller's cost, copies of all or any portion thereof. Purchaser either shall retain the Books and Records at an office located in Birmingham, Alabama until the seventh anniversary of the date hereof or notify Seller of its desire to dispose of the Books and Records and turn them over to Seller if Seller so requests.

         10.7 Publicity. In no event shall either Seller or Purchaser issue any press release or otherwise disclose any non-public information regarding this Agreement or the Transactions unless the other party has consented thereto in writing (and Seller and Purchaser agree not unreasonably to withhold or delay such consent) and to the form and substance of any such statement or disclosure; provided, however, that nothing herein shall be deemed to limit or impair in any way any party's ability to disclose the details of or information concerning this Agreement, the Transactions or the Property to such party's employees, attorneys, accountants or other advisors or to the extent such party reasonably deems necessary or desirable pursuant to any court or governmental order or applicable securities laws or regulations financial reporting requirements, to obtain the Contract Party Consents, Estoppels or financing for the acquisition of the Property and to assess the Property in connection with Purchaser's due diligence examination (including without limitation contacting Tenants and other Parties). Further, either party may disclose any information regarding this Agreement or the Transactions to its direct or indirect constituent partners, members or shareholders, as the case may be (and to counsel for such constituent partners, members and shareholders) and as otherwise necessary to comply with the terms of this Agreement. If for any reason this Transaction is not consummated, Purchaser will timely return to Seller all originals and copies of documents, reports and financial and other information relating to the Property and to Seller which Seller has furnished to Purchaser. The obligations of Seller and Purchaser under this Section 10.7 shall survive the termination hereof, however caused.

         10.8 Assistance Following Closing. From and after the Closing, Seller shall provide reasonable assistance to Purchaser in connection with the preparation of financial statements and bills and the adjustment of losses and claims and the enforcement or settlement of any such claims. Without limiting the foregoing, Seller shall, upon the request of Purchaser from time to time, provide signed representation letters with respect to revenues and expenses of Seller if required under GAAS to enable Purchaser's accountants to render an opinion on Purchaser's financial statements. Purchaser shall reimburse Seller for its reasonable and actual out of pocket expenses incurred in complying with this provision.

         10.9 Further Assurances. Each of Seller and Purchaser agree, at any time and from time to time after the Closing, to execute, acknowledge where appropriate and deliver such further instruments and other documents (and to bear its own costs and expenses incidental thereto) and to take such other actions as the other of them may reasonably request in order to carry out the intent and purpose of this Agreement; provided, however, that neither Seller nor Purchaser shall be obligated, pursuant to this Section 10.9 to incur any expense of a material nature and/or to incur any material obligations in addition to those set forth in this Agreement and/or its respective Closing Documents.

         10.10 Transfers to Seller. On or before the Closing Date, Seller shall cause all Leases, Contracts, and the DOA to be transferred and assigned to Seller so that Seller can properly assign the Leases, Contracts, and the DOA in accordance with the terms of this Agreement.


                                   ARTICLE XI
                                Indemnification

         11.1 Indemnification by Seller. From and after the Closing, Seller shall indemnify, defend and hold harmless Purchaser and its shareholders, directors, officers, members, partners, employees, representatives and agents, and their respective successors and assigns (collectively, the "INDEMNIFIED PURCHASER PERSONS") from and against any Losses incurred or suffered by any Indemnified Purchaser Person that results from, relates to or arises out of (a) the breach or inaccuracy of any representation or warranty made by Seller in this Agreement or the Seller Closing Documents, (b) the breach or non-fulfillment by Seller of any of the covenants or agreements of Seller under this Agreement or the Seller Closing Documents, (c) claims made by any Tenant or Anchor under the Leases, any Party to the DOA under the DOA, or by any Party under those Contracts assigned to Purchaser, that relate to any actions or events first occurring, or obligations first accruing, prior to the Closing Date, (d) any event, occurrence or accident at any time prior to the Closing Date relating to the Property, or (e) Seller's Liabilities.

         11.2 Indemnification by Purchaser. From and after the Closing, Purchaser shall indemnify, defend and hold harmless Seller and its shareholders, directors, officers, members, partners employees and agents, and their respective successors and assigns (collectively the "INDEMNIFIED SELLER PERSONS") from and against any Losses incurred or suffered by any Indemnified Seller Person that results from, relates to or arises out of (a) the breach or inaccuracy of any representation or warranty made by Purchaser in this Agreement or the Purchaser Closing Documents, (b) the breach or non-fulfillment by Purchaser of any of the covenants or agreements of Purchaser under this Agreement or the Purchaser Closing Documents, (c) claims made by any Tenant or Anchor under the Leases, any Party to the DOA under the DOA, or by any Party under those Contracts assigned to Purchaser, that relate to any actions or events first occurring, or obligations first accruing, on or after the Closing Date, (d) any event, occurrence or accident at any time on or after the Closing Date relating to the Property, or (e) the Assumed Liabilities.

         11.3    Indemnification Procedure.

                 (a) The indemnified party (the "INDEMNIFIED PARTY") shall give the indemnifying party (the "INDEMNIFYING PARTY") adequate and timely notice of any Losses incurred (or likely to be incurred) by the Indemnified Party with respect to any claim or assertion of claims by a third party ("THIRD PARTY CLAIM") for which indemnification is available hereunder and the Indemnifying Party may (i) prior to the commencement of any proceedings in connection with such Losses, undertake the negotiation of any resolution of the dispute relating to such Losses, including without limitation any settlement or release, or (ii) undertake the defense of any proceeding (including any alternative dispute resolution proceeding) regarding such Losses by selecting legal counsel who shall be reasonably acceptable to the Indemnified Party.

                 (b) Provided the Indemnifying Party shall have undertaken the Indemnified Party's defense of a Third Party Claim with legal counsel reasonably acceptable to the Indemnified Party, and shall have so notified the Indemnified Party, the Indemnified Party shall be entitled to participate at its own expense in the aforesaid negotiation or defense of any claim relating to such Losses (subject to reimbursement to the limited extent provided in Section 11.3(d)), but such negotiations or defense shall be controlled by counsel to the Indemnifying Party.

                 (c) The Indemnifying Party shall not be liable for payments relating to the resolution of any dispute or any settlement of any litigation or proceeding effected without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnifying Party shall not, without the Indemnified Party's written consent, resolve any dispute or settle or compromise any claim regarding Losses from a Third Party Claim or consent to entry of any judgment which would impose an injunction or other equitable relief upon the Indemnified Party or which does not include as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Party from all liability in respect of any such Losses.


                 (d) In the event the Indemnifying Party fails to timely undertake negotiation of any dispute or defend, contest or otherwise protect against any claim or suit with respect to a Third Party Claim, and to so notify the Indemnified Party, the Indemnified Party may, but will not be obligated to, defend, contest or otherwise protect against the same, and make any compromise or settlement thereof and recover the entire costs thereof from the Indemnifying Party, including reasonable attorneys' and experts' fees, disbursements and all amounts paid as a result of such claim or suit or the compromise or settlement thereof; provided, however, that if the Indemnifying Party later undertakes negotiation of any dispute and the defense of such matter in accordance with and subject to the above terms of this Section 11.3 after the Indemnified Party has undertaken to defend, contest or otherwise protect against such claim, the Indemnified Party shall not be entitled to recover from the Indemnifying Party for its costs incurred thereafter other than the reasonable costs of completing investigations which were begun prior to the time the Indemnifying Party undertook negotiation of such dispute and the defense of such matter. The Indemnified Party shall cooperate and provide such assistance as the Indemnifying Party may reasonably request in connection with the negotiation of any dispute and the defense of the matter subject to indemnification and the Indemnifying Party shall reimburse the Indemnified Party's reasonable costs incurred thereafter in connection with such cooperation and assistance.

         11.4    Indemnification Procedure; Other Claims.   The Indemnifying
Party shall, promptly upon written notice and demand given by the Indemnified Party, pay and reimburse the Indemnified Party for the amount of any uncontested Loss paid or incurred by the Indemnified Party with respect to any other claims for indemnification arising under Sections 11.1 or 11.2 hereunder and which are not covered by Section 11.3 above with respect to Third Party Claims.

         11.5 Notice. Each party agrees to give the other party adequate and timely notice of any Losses (or possible Losses) asserted against it which might be Losses for which indemnity could be sought against the other party, but the failure to give such notice shall not release the Indemnifying Party of its obligations under Sections 11.3 and 11.4 hereof, except to the extent of the actual harm suffered by the Indemnifying Party as a result of the Indemnified Party's failure to give adequate and timely notice.

         11.6    Indemnification Buffer.   Notwithstanding anything to the
contrary contained in this Article XI, no indemnification hereunder shall be available to the Indemnified Party against the Indemnifying Party until the cumulative amount of any Loss exceeds One Hundred Thousand Dollars ($100,000) (the "Threshold"); provided, that in such instance, the Indemnifying Party shall be responsible to the Indemnified Party for the total amount of such damages relating to such claims without regard to the Threshold, and provided, further, that in the event such a claim is made, the other party may assert claims for any Loss suffered by it which are less than the Threshold to offset such claims made by the party originally seeking indemnification. Indemnification available to an Indemnified Party as a result of the breach by the Indemnifying Party of the provisions or covenants contained in Article VII hereof shall not be subject to the Threshold and the provisions of this Article 11.6.


                                  ARTICLE XII
                          Condemnation and Destruction

         12.1    Casualty or Condemnation in General.

                 (a) If prior to the Closing Date the Property shall be the subject of a Taking or Casualty, Seller shall timely inform Purchaser of same.

                 (b) If prior to the Closing Date the Property shall be the subject of a Substantial Taking or a Substantial Casualty, Purchaser may by written notice delivered to Seller on or before the Closing Date, elect as its sole remedy on account thereof, either (i) to terminate this Agreement, and the rights of the parties hereto, in which event this Agreement (other than any right or obligation that expressly survives the termination of this Agreement) shall terminate as of the date of delivery of such notice and the Earnest Money and all interest accrued thereon shall be immediately delivered to Purchaser; or (ii) to continue this Agreement in effect, in which event Seller (A) shall transfer and assign to Purchaser, at the Closing, its full right, title and interest in and to any insurance proceeds (and shall pay in cash to Purchaser all deductibles owing in respect thereof) or condemnation awards with respect thereto, and shall cooperate in all reasonable respects with Purchaser, at Purchaser's sole cost and expense, in connection with the collection thereof, to the extent not collected at the Closing, and (B) to the extent any insurance proceeds or condemnation awards shall have been received by

Seller prior to the Closing, remit to Purchaser the full amount thereof so collected, less, in each such case, (i) reasonable costs of collection thereof (other than the cost of deductibles), and (ii) amounts, if any, applied by Seller prior to Closing to the preservation, repair or restoration of the Property.

                 (c) If prior to the Closing Date, the Property, or any portion thereof, is (i) the subject of a Taking (other than a Substantial Taking) or (ii) the subject of a Casualty (other than a Substantial Casualty), this Agreement shall nevertheless remain in full force and effect with no abatement of the Purchase Price to be delivered to Seller on account thereof and Purchaser shall nevertheless acquire the Property or remaining balance thereof pursuant to the provisions hereof. In such event, any insurance proceeds or condemnation awards shall be applied and paid in the same manner and subject to the same provisions set forth above as are applicable in a case of a Substantial Casualty or a Substantial Taking as to which Purchaser has elected nevertheless to continue this Agreement in effect.

         12.2 Adjustment of Claims and Condemnation Proceedings. If a Taking or Casualty shall occur, Seller shall initiate all actions required to adjust, compromise and collect the awards payable by the condemning authority or the proceeds payable under the applicable policy or policies of casualty insurance. Purchaser shall have the right (but not the obligation) to participate with Seller in the initiation of all such actions and, in any event, Seller shall consult with, and keep Purchaser advised of, Seller's progress in connection therewith. Seller shall not agree to any settlement of the awards or insurance proceeds payable in connection with any such Taking or Casualty (or enter into any agreement in lieu of a Taking) without Purchaser's approval, which approval shall not be unreasonably withheld or delayed.


                                  ARTICLE XIII
                                 Miscellaneous

         13.1 Survival. The representations, warranties and agreements of Seller and of Purchaser set forth herein and in the Closing Documents or an Estoppel for a Missing Tenant shall survive Closing indefinitely. Notwithstanding the foregoing, the representations and warranties contained herein or the Closing Documents (other than in the Estoppels for a Missing Tenant), including the indemnities to the extent that they relate thereto, shall survive Closing only for a period of two (2) years after the Closing Date except as to Losses of which written notice has been given prior to the expiration of such two (2) year period in accordance with the provisions of this Agreement (the later of the expiration of such two (2) year period and the date of resolution of all claims relating to such Losses, the "SURVIVAL TERMINATION DATE"). Seller's general partners shall maintain a Net Worth of at least $10,000,000 until the Survival Termination Date.

         13.2 Notices. Notices must be in writing and sent to the party to whom or to which such notice is being sent, by (a) certified or registered mail, postage prepaid and return receipt requested, (b) commercial overnight courier service, or (c) delivered by hand with receipt acknowledged in writing, as follows:

                 To Purchaser:

                          CENTURY PLAZA  LLC
                          55 West Monroe Street, Suite 3100
                          Chicago, Illinois  60603
                          Attention:  Joel Bayer

                 with a copy thereof to:

                          Neal, Gerber & Eisenberg
                          Two North LaSalle Street, Suite 2200
                          Chicago, Illinois  60602
                          Attention:  Reuben C. Warshawsky

                 To Seller:

                          Century Management & Development Co.
                          36 Barber Court
                          Birmingham, Alabama  35209
                          Attention:  B. Austin Cunningham and James N. Hicks

                 with a copy to:

                          W. Benjamin Johnson
                          Burr & Forman LLP
                          420 North 20th Street
                          3100 SouthTrust Tower
                          Birmingham, Alabama  35203

All notices (i) shall be deemed given when received or, if mailed as described above with appropriate postage, after 5 business days and (ii) may be given either by a party or by such party's attorneys. The cost of delivery shall be borne by the party delivering the notice.

         13.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute a single document when at least one counterpart has been executed and delivered by each party hereto.

         13.4 Amendments. Except as otherwise provided herein, this Agreement may not be changed, modified, supplemented or terminated, except by an instrument executed by the party hereto which is or will be affected by the terms of such change, modification, supplement or termination.

         13.5 Waiver. Each party shall have the right exercisable in its sole and absolute discretion, but under no circumstances shall be obligated, to waive or defer compliance by any other party with its obligations hereunder or to waive satisfaction of any conditions contained herein for its benefit. No waiver by any party of a breach of any covenant or a failure to satisfy any condition shall be deemed a waiver of any other or subsequent breach or failure to satisfy any other condition. All waivers of any term, breach or condition hereof must be in writing.

         13.6 Successors and Assigns. Subject to the provisions of Section 13.10, the terms, covenants, agreements, conditions, representations and warranties contained in this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

         13.7 Third Party Beneficiaries. The provisions of this Agreement are made for the benefit of the parties hereto (and the Indemnified Purchaser Persons and the Indemnified Seller Persons with respect to Sections 11.1 and 11.2), and their respective successors in interest and assigns and are not intended for, and may not be enforced by, any other person or entity.

         13.8 Partial Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

         13.9 Governing Law. This Agreement has been made pursuant to and shall be governed by the laws of the State of Alabama (without regard to conflicts of law rules).

         13.10 Assignment. This Agreement may not be assigned or delegated by any party without the written consent of the other except that Purchaser may assign this Agreement to an Affiliate of Purchaser, it being acknowledged and agreed by Purchaser that no such assignment shall relieve Purchaser of its obligations under this Agreement.

         13.11 Headings; Exhibits. The headings or captions of the various Articles and Sections of this Agreement have been inserted solely for purposes of convenience, are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.

         13.12 Gender and Number. Words of any gender shall include the other gender and the neuter. Whenever the singular is used, the same shall include the plural wherever appropriate, and whenever the plural is used, the same also shall include the singular where appropriate.

         13.13 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any prior written or oral understandings and/or agreement among them with respect thereto.

         13.14 Costs of Enforcement. In the event that any action is brought by any party or parties to this Agreement against any other party or parties to enforce rights under this Agreement, the prevailing party's or parties' costs in such action, including reasonable attorneys' fees, shall be paid by the other party or parties. Any amounts owing hereunder which are not paid when due shall bear interest at the per annum rate equal to the prime rate of Bank of America Illinois, N.A. (or any successor), as the same may change from time to time, plus four percent.

         13.15 Time of the Essence. Time is of the essence with regard to each provision of this Agreement. If the final date of any period provided for herein for the performance of an obligation or for the taking of any action falls on a Saturday, Sunday or banking holiday, then the time of that period shall be deemed extended to the next day which is not a Sunday, Saturday or banking holiday. Each and every day described herein shall be deemed to end at 5:00 p.m. Central Standard Time.


                                  ARTICLE XIV
                                 Earnest Money

         14.1 Earnest Money Returned in Full to Purchaser. In the event that the Closing shall not occur or this Agreement is terminated because of:

                 (i) the default of Seller;

                 (ii) the material inaccuracy or breach of any representation or warranty of Seller;

                 (iii) the exercise by Purchaser of a termination right pursuant to Section 3.2, 3.3, 4.6, 6.2, or 12.1 hereunder; or

                 (iv) the failure of either party to have been satisfied as to any condition set forth in Article IX (other than a failure of Purchaser to comply with or perform any of its covenants and agreements in any material respect, or as the result of the default of Purchaser or the material inaccuracy or breach of any representation of warranty of Purchaser);

then, in any of such events, the full amount of the Earnest Money, together with all interest thereon, shall be refunded to Purchaser. In the event of such termination, this Agreement shall be null and void and all parties shall be released from all further rights and obligations under this Agreement (other than any right or obligation that expressly survives the termination of this Agreement).

         14.2 Earnest Money Paid Over in Full to Seller. In the event that the Closing shall not occur or this Agreement is terminated because of any default by Purchaser, which default is not cured within ten (10) days after written notice thereof from Seller to Purchaser, the Earnest Money shall be delivered to Seller as liquidated damages as Seller's sole and exclusive remedy for any such default or breach hereunder and in lieu of any other consideration for the exercise of such termination right, as the case may be, and all interest thereon shall be paid to Seller. In the event of such termination, this Agreement shall be null and void and all parties shall be released from all further rights and obligations under this Agreement (other than any right or obligation that expressly survives the termination of this Agreement).

                                   ARTICLE XV
                               Tax Free Exchange

         15.1 1031 Exchange. Purchaser agrees to cooperate with Seller in effecting a Section 1031 deferred like kind exchange (the "Exchange"). In connection with the Exchange, Seller may assign its rights, but not its obligations, under this Agreement to an intermediary (the "Intermediary") in order to effect the Exchange, but Seller shall transfer the Property directly to Purchaser. Purchaser shall, upon written request of Seller, pay all or any portion of the Purchase Price to the Intermediary designated or appointed by Seller to receive such proceeds. No such transaction shall affect the full and timely performance by Seller of each and every one of the representations, warranties, indemnities, obligations and undertakings of Seller pursuant to this Agreement, and Seller shall remain the primary obligor with respect to these representations, warranties, indemnities, obligations and undertakings, and, in the event of breach, Purchaser may proceed directly against Seller without the need to join Intermediary as a party to any action against Seller. Seller shall bear all expenses related to such tax deferred exchange.

         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto on the day and year first above written.

                                SELLER:
                                CENTURY PLAZA COMPANY,
                                an Alabama general partnership
                                By:      BARBER DAIRIES, INC., an Alabama
                                         corporation,  a general partner

                                         By: /s/ George W. Barber, Jr.
                                             -----------------------------------
                                         Name: George W. Barber, Jr.
                                               ---------------------------------
                                         Title: Chairman
                                               ---------------------------------
                                By:      /s/ George W. Barber, Jr.
                                         ---------------------------------------
                                         George W. Barber, Jr. a general partner

                                PURCHASER:
                                CENTURY PLAZA L.L.C.,
                                a Delaware limited liability company

                                By:      CENTURY PLAZA, INC.
                                         a Delaware corporation,
                                         a member


                                         By: /s/ Joel Bayer
                                             ----------------------------
                                         Name: Joel Bayer
                                               --------------------------
                                         Title: Vice President
                                                -------------------------

                                By:      GGP LIMITED PARTNERSHIP,
                                         a Delaware limited partnership,
                                         a member

                                         By:     GENERAL GROWTH
                                                 PROPERTIES, INC.
                                                 a Delaware corporation,
                                                 its general partner

                                                 By: /s/ Joel Bayer
                                                     ----------------------
                                                 Name: Joel Bayer
                                                       --------------------
                                                 Title: Vice President
                                                       --------------------

                         LIST OF EXHIBITS AND SCHEDULES

Exhibits/Schedule                      Description

Exhibit A             Legal Description of the Land
Exhibit B             Form of Earnest Money Escrow Agreement
Exhibit C             Form of Closing Escrow Agreement
Exhibit D             Permitted Exceptions
Exhibit E             Form of Seller's Counsel Opinion Letter
Exhibit F-1           Deleted
Exhibit F-2           Form of Estoppel Letter for Tenants
Schedule 1.1-1        Anchors
Schedule 1.1-2        Personalty
Schedule 2.2(a)       Allocation of the Purchase Price
Schedule 7.4(a)       Receivables List
Schedule 7.5.         Proration and Adjustment Examples for Adjustable Tenant
                      Charges
Schedule 7.6          Proration Examples for Sales Based Tenant Charges
Schedule 8.1(e)       Rent Roll
Schedule 8.1(f)       Leases
Schedule 8.1(g)       Claims under DOA
Schedule 8.1(h)       Contracts
Schedule 8.1(i)       Permits and Licenses
Schedule 8.1(j)       Location of Underground Storage Tanks
Schedule 8.1(k)       By-laws of Century Plaza Merchants Association, Inc.
                      (with Articles and Amendments
Schedule 8.1(l)       Pending or Threatened litigation
Schedule 8.1(o)       Property included in other tax parcel
Schedule 8.1(q)       Matters concerning certain regulations
Schedule 8.1(s)       Insurance Policies
Schedule 8.1(t)       Bankruptcy Proceedings and Other Matters Affecting Parties
Schedule 8.1(u)       Matters concerning certain building settling
Schedule 8.1(w)       Liabilities relating to employees, etc.